                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or  Section
     240.14a-12

                                   RADIUS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

[LOGO]



January 24, 1996


To Our Shareholders:

You are cordially invited to attend the 1996 Annual Meeting of Shareholders of Radius Inc. to be held at Radius Inc.'s offices at 215 Moffett Park Drive, Sunnyvale, California 94089 on Wednesday, February 21, 1996 at 11:00 a.m.

The matters expected to be acted upon at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement following this letter. Audited financial statements and certain other useful information are included in Appendix A to the Proxy Statement entitled "Additional Information for Shareholders."

It is important that you use this opportunity to take part in the affairs of your company by voting on the business to come before the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT prevent you from attending the meeting and voting your shares in person.

We look forward to seeing you at the meeting.

Sincerely,


[SIGNATURE]

Charles W. Berger
Chairman & CEO

                                     RADIUS INC.

                                215 MOFFETT PARK DRIVE
                              SUNNYVALE, CALIFORNIA 94089

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders of Radius Inc. (the "Company") will be held at the offices of the Company at 215 Moffett Park Drive, Sunnyvale, California on February 21, 1996 at 11:00 a.m. for the following purposes:

     1. To elect four directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. The Board of Directors intends to nominate the following individuals for election: Charles W. Berger; Michael D. Boich; Regis McKenna; and David B. Pratt.

     2. To consider and vote upon a proposal to adopt the Company's 1995 Stock Option Plan and to reserve 850,000 shares of Common Stock for issuance thereunder.

     3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the current fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on December 20, 1995 are entitled to notice of and to vote at the meeting and any adjournment thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                              By Order of the Board of Directors



Sunnyvale, California         David G. Pine
January 24, 1996              Secretary

-------------------------------------------------------------------------------
                                 RADIUS INC.

                               PROXY STATEMENT

                              JANUARY 24, 1996
-------------------------------------------------------------------------------

                                  GENERAL

The accompanying proxy is solicited on behalf of the Board of Directors of Radius Inc., a California corporation (the "Company"), for use at the 1996 Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company at 215 Moffett Park Drive, Sunnyvale, California 94089 on Wednesday, February 21, 1996 at 11:00 a.m. (the "Meeting"). Only holders of record of the Company's Common Stock on December 20, 1995 (the "Record Date") will be entitled to vote at the Meeting. On that date, the Company had 17,401,094 shares of Common Stock outstanding and entitled to vote at the Meeting. A majority, or 8,700,548 of these shares represented in person or by proxy will constitute a quorum for the transaction of business at the Meeting. This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about January 24, 1996.

Holders of the Company's Common Stock are entitled to one vote for each share held as of the above record date. Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by (i) a writing delivered to the Company stating that the proxy is revoked, (ii) a subsequent proxy executed by the person executing the prior proxy and presented at the Meeting, or (iii) attendance at the Meeting and voting in person. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Meeting, the shareholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.

In the event that sufficient votes in favor of the proposals are not received by the date of the Meeting, the proxy holder may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting.

The expenses of soliciting proxies in the form accompanying this Proxy Statement will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, facsimile or in person. The Company has retained Skinner & Co., a proxy solicitation firm, and will pay Skinner & Co. a fee of approximately $3,500, plus expenses estimated at $3,500. In addition, the Company will request brokers, custodians, nominees and other record holders of the Company's Common Stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

At the Meeting, shareholders will elect a board of four directors to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. Shares represented by a proxy returned to the Company will be voted for the election of the four nominees set forth below unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to, or for good cause will not, serve as a director. Directors are elected by the affirmative vote of a plurality of the shares of Common Stock represented and voting at the Meeting. Abstentions will have no effect. Broker non-votes will be disregarded. Each of the four nominees currently serves on the Company's Board of Directors (the "Board").

DIRECTORS/NOMINEES

The names of the nominees, and certain information about them (including their respective terms of service), are set forth below.


                                                                   Director
   Name of Nominee        Age   Principal Occupation                 Since
   ---------------        ---   --------------------               --------
   Charles W. Berger       42   Chairman of the Board, Chief          1993
                                  Executive Officer and President
                                  of the Company

   Michael D. Boich (1)(2) 42   President and Chief Executive Officer  1986
                                  of Rendition, Inc.

   David B. Pratt (2)      56   Senior Vice President and Co-Chief     1995
                                  Operating Officer of Adobe Systems
                                  Incorporated

   Regis McKenna (1)(2)    55   Chairman and Chief Executive           1987
                                  Officer of Regis McKenna, Inc.
------------------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee


MR. BERGER was appointed President, Chief Executive Officer and a director of the Company in March 1993 and Chairman of the Board of Directors in March 1994. From April 1992 until he joined the Company, Mr. Berger was Senior Vice President, Worldwide Sales, Operations and Support for Claris Corporation, a subsidiary of Apple Computer, Inc. ("Apple") that develops and markets application software ("Claris"). From February 1991 to April 1992, he was President of Sun Microsystems Federal, Inc., a subsidiary of Sun Microsystems, Inc. ("Sun"), a manufacturer of computer work stations. From July 1989 to February 1991, he served as Vice President of Business Development for Sun, and from March 1989 to July 1989, he was Sun's Vice President of Product Marketing. From April 1982 to March 1989, Mr. Berger held numerous executive positions involving sales, marketing, business development and finance for Apple.

MR. BOICH has been a director of the Company since its inception in May 1986 and was the Chairman of the Board of Directors from April 1991 until March 1994.
Mr. Boich has been President and Chief Executive Officer of Rendition, Inc., a developer of graphics chips, since March 1994. Mr. Boich served as the Company's President and Chief Executive Officer from its inception until April 1991 and again assumed these positions from September 1992 through February 1993. From July 1985 to April 1986, Mr. Boich worked as an independent data communications consultant. From March 1982 to July 1985, Mr. Boich was employed by Apple, where he was part of the original Macintosh development team and was responsible for applications software acquisitions and promoting third-party software development for the Macintosh.

MR. PRATT has been a director of the Company since June 1995. Mr. Pratt is Senior Vice President and Co-Chief Operating Officer of Adobe Systems Incorporated, a developer of systems and software for electronic printing and publishing. He joined Adobe in May of 1988 as General Manager of the Application Products Division, was promoted to Vice President in August 1989, was promoted to Senior Vice President in September 1992, and was appointed Co-Chief Operating Officer in December 1995. Prior to joining Adobe Mr. Pratt was Executive Vice President and Chief Operating Officer of Logitech Corporation from October 1987 to April 1988.

MR. MCKENNA has been a director of the Company since February 1987. In October 1970, Mr. McKenna founded Regis McKenna, Inc., a marketing consulting firm, and he has been its Chairman and Chief Executive Officer since that time. Mr. McKenna has also been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since June 1986. Mr. McKenna currently serves on the Board of Directors of BBN Planet Corporation, an internet service provider, and Conductus, Inc., a manufacturer of electronic components and systems.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing a similar function.

Messrs. Boich and McKenna are currently the members of the Audit Committee. The Audit Committee meets with the Company's independent auditors concerning the scope of their annual audit, the findings of the auditors with respect to the Company's accounting systems and controls, and other matters relating to the preparation of the Company's audited financial statements.

Messrs. Boich, Pratt and McKenna are currently the members of the Company's Compensation Committee. The Compensation Committee considers all matters of executive compensation and makes recommendations to the Board regarding the compensation of the Company's executive officers and the establishment of employee benefit plans generally. The Compensation Committee also administers the Company's stock option plans and makes stock option awards to executive officers.

During the year ended September 30, 1995, the Board met eight times, the Audit Committee met three times, and the Compensation Committee met six times (five of which such meetings occurred during regularly scheduled full Board meetings). None of the nominees for director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Board of Directors on which he served (held during the period that he served).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None

COMPENSATION OF DIRECTORS

During fiscal 1995, the Board adopted a director compensation policy pursuant to which all directors appointed to the Board on or after June 1995 will receive $1,500 for each Board meeting attended. This compensation policy was implemented to facilitate the recruitment of additional directors. The directors of the Company appointed prior to June 1995 do not currently receive compensation for services on the Board or any committee thereof.

The 1994 Directors Stock Option Plan (the "1994 Directors Plan") was adopted by the Company's Board on December 14, 1994 and approved by the Company's shareholders on February 15, 1995. A total of 155,000 shares of the Company's Common Stock have been reserved for issuance under the 1994 Directors Plan (consisting of 100,000 shares allocated to the 1994 Directors Plan at the time of its adoption by the Board plus 55,000 shares that were authorized for issuance, but not issued or subject to outstanding options, under the Company's 1990 Directors' Stock Option Plan (the "Prior Directors Plan") as of February 15, 1995). In addition, shares of the Company's Common Stock issuable upon exercise of outstanding stock options granted under the Prior Directors Plan that expire or become unexercisable for any reason after February 15, 1995 will be available for issuance under the 1994 Directors Plan. A total of 23,750 shares of Common Stock from the Prior Directors Plan have been added to the 1994 Directors Plan since February 15, 1995 as a result of the expiration of stock options under the Prior Directors Plan.

The 1994 Directors Plan provides for the grant of 10,000 nonqualified stock options ("NQSOs") to non-employee members of the Board upon appointment to the Board and annual grants of 2,500 NQSOs on each anniversary of a director's initial grant under either the Prior Directors Plan or the 1994 Directors Plan, provided the Director continues to serve on the Board at such time. In addition, each director who received a grant to purchase 1,250 shares under the Prior Directors Plan after August 30, 1994 and before February 15, 1995 was eligible to receive a one time grant under the 1994 Directors Plan to purchase 1,250 shares of the Company's Common Stock. Although options granted prior to termination of the Prior Directors Plan remain outstanding in accordance with their terms, no further options may be granted under the Prior Directors Plan.

During fiscal 1995, the following director nominees received options to purchase shares of the Company's Common Stock under the 1994 Directors Plan and/or the Prior Directors Plan: Mr. Pratt received an option to purchase 10,000 shares at exercise price of $12.00 per share; Mr. Boich received an option to purchase 2,500 shares at an exercise price of $10.88 per share; and Mr. McKenna received two options to purchase a total of 2,500 shares at an exercise price of $8.00.

During fiscal 1995, the following individuals who resigned from the Board, or will resign as of the date of the Meeting, received options to purchase shares of the Company's Common Stock, under the 1994 Directors Plan and/or the Prior Directors Plan: William Campbell, who resigned effective as of April 1995, received two options to purchase a total of 2,500 shares at an exercise price of $8.00 per share. Lawrence G. Finch, who resigned effective as of October 1995, received an option to purchase 2,500 shares at exercise price of $7.44 per share. Michael A. McConnell, who will resign upon the election of directors at the Meeting, received an option to purchase 10,000 shares at exercise price of $10.56 per share.

All director stock options were granted at the market price of the Company's Common Stock on the date of grant.

                                PROPOSAL NO. 2
                    APPROVAL OF ADOPTION OF 1995 STOCK OPTION PLAN

On December 20, 1995, the Board of Directors of the Company adopted the 1995 Stock Option Plan (the "1995 Plan") and reserved 850,000 shares of Common Stock for issuance thereunder, plus the total number of shares authorized for issuance, but not issued or subject to outstanding options, under the Company's 1986 Stock Option Plan (the "Prior Employee Plan") as of the date of shareholder approval of the 1995 Plan. In addition, shares of Common Stock issuable upon exercise of outstanding stock options pursuant to the Company's Prior Employee Plan that expire or become unexercisable for any reason after the date on which shareholders approve the 1995 Plan, will be available for issuance under the 1995 Plan. The 1995 Plan is intended to replace the Prior Employee Plan, which the Board of Directors has terminated, effective upon shareholder approval of the 1995 Plan. The Prior Employee Plan was scheduled to expire in October 1996. Although options granted prior to the termination of the Prior Employee Plan will remain outstanding in accordance with their terms, no further options will be granted under the Prior Employee Plan after shareholder approval of the 1995 Plan. As of November 30, 1995, 728,070 shares of Common Stock remained available for future grants under the Prior Employee Plan and there were 1,050,124 shares of Common Stock subject to outstanding options under the Prior Employee Plan. No options will be exercisable pursuant to the 1995 Plan unless and until shareholder approval of the 1995 Plan has been obtained.

The approval of the 1995 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum). Abstentions will be counted toward the number of shares represented and voted at the meeting. Broker non-votes will be disregarded. The 1995 Plan is described below in "Description of 1995 Stock Option Plan."

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 1995 STOCK OPTION PLAN.

                                 PROPOSAL NO. 3
                RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Company has appointed Ernst & Young LLP as its independent auditors to perform the audit of the Company's financial statements for the 1996 fiscal year, and the shareholders are being asked to ratify such appointment. Ernst & Young LLP has audited the Company's financial statements since the Company's inception. Representatives of Ernst & Young LLP will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to questions.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                       DESCRIPTION OF 1995 STOCK OPTION PLAN

HISTORY.  The 1995 Plan was adopted by the Company's Board on December 20, 1995.

PURPOSE. The purpose of the 1995 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company's future performance.

PLAN ADMINISTRATION. The 1995 Plan shall be administered by the Board or by a committee of at least two directors appointed by the Board that meets the requirements of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934 (the "Exchange Act"). The committee consists of "outside" directors as that term is defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). References herein to the "Board" mean the committee appointed by the Board unless clearly indicated to the contrary.

Except as otherwise limited by the 1995 Plan, the Board determines the optionees, the number of shares subject to each option, the exercise prices, the exercise periods, the vesting schedules and the dates of grants. The Board has granted to the Company's CEO the authority to grant options to all eligible persons other than executive officers. Each option granted pursuant to the 1995 Plan is evidenced by a Stock Option Grant (the "Grant") issued by the Company and a Stock Option Exercise Notice (the "Exercise Notice") completed at the time of option exercise.

The Board has the authority to construe and interpret any provision of the 1995 Plan, and such interpretations are binding on the Company and the employees. The Board does not receive any compensation for administering the 1995 Plan.

ELIGIBILITY. All officers, employees (including directors who are also employees), independent contractors, advisors and consultants of the Company or any parent or subsidiary of the Company are eligible to receive option grants under the 1995 Plan. As of November 30, 1995, there were approximately 275 persons eligible to receive awards of stock options under the 1995 Plan. No "Named Executive Officer" as that term is defined under Item 402(a)(3) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act is eligible to receive more than 1,000,000 shares of Common Stock at any time during the term of the 1995 Plan.

TYPE OF OPTION. Both incentive stock options ("ISOs") as defined in Section 422 of the Code and NQSOs may be granted under the 1995 Plan. The 1995 Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NQSOs granted under the 1995 Plan.

TERMS OF THE OPTIONS.

  - VESTING. Options under the 1995 Plan generally become exercisable or vest on a monthly basis over a fifty-month period.

  - EXPIRATION DATE. Options granted under the 1995 Plan may be exercisable for up to ten years after the option grant date, except that an ISO granted to a person owning ten percent or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Shareholder") must be exercised within five years of the option grant date.

  - EXERCISE PRICE. Each Grant states the exercise price of the option. The exercise price of an option granted under the 1995 Plan must be equal to the fair market value per share of the Company's Common Stock on the date of grant, except that NQSOs may be granted with an exercise price equal to or greater than 50% of the fair market value of the Company's Common Stock on the date of grant. The exercise price of an ISO granted to a Ten Percent Shareholder must be at least equal to 110% of the fair market value per share on the date of the grant. The Board determines such fair market value on the date of grant based upon the closing price of the Company's Common Stock on the NASDAQ National Market on the date of grant.

  - OPTION EXERCISE AND PAYMENT ALTERNATIVES. To exercise an option, the optionee must deliver to the Company an executed Exercise Notice and full payment for the shares being purchased. Payment may be made: (i) in cash;
     (ii) by surrender of fully paid shares of the Company's Common Stock; (iii) where permitted by applicable law and approved by the Board, by tender of a full recourse promissory note having such terms as determined by the Board;
     (iv) by waiver of compensation due or accrued to an optionee for services rendered; (v) by cancellation of indebtedness of the Company to the optionee; (vi) through a "same day sale"; (vii) through a "margin commitment"; or (viii) through any combination of the foregoing where approved by the Board.

  - NONTRANSFERABILITY OF OPTIONS. Options granted under the 1995 Plan may not be transferred by the optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee, options may be exercised only by the optionee or his or her legal representative.

  - TERMINATION OF EMPLOYMENT. If an optionee's employment or other association with the Company is terminated for any reason other than death or disability, any outstanding option, to the extent that it was exercisable on the date of such termination, may be exercised by the optionee within thirty days after such termination, but in no event later than the expiration of the option. If an optionee's association with the Company is terminated because of the optionee's death or disability within the meaning of Section 22(e)(3) of the Code, any outstanding option, to the extent that it was exercisable on the date of such termination, may be exercised by the optionee (or the optionee's legal representative or authorized assignee) within twelve months after such termination, but in no event later than the expiration of the option. Neither the 1995 Plan nor any Grant impose any obligation on the Company to continue an optionee's employment or other association with the Company.

  - MODIFICATION AND ADJUSTMENT OF OPTIONS. If the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of Common Stock available for option grants under the 1995 Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or shareholders of the Company.

  - CHANGE IN CONTROL. In a transaction in which the Company is not the surviving corporation and the successor corporation does not assume the options or substitute equivalent options, the outstanding options under the 1995 Plan will accelerate and become exercisable in full at least ten days prior to (and expire on) the consummation of such a transaction at such times and on such conditions as the Board determines.

  - AMENDMENTS AND TERMINATION. The Board may amend or terminate the 1995 Plan at any time and in any respect, including modifying the form of the Grant or the Exercise Notice, except that the Board cannot, without the approval of the shareholders of the Company, amend the 1995 Plan in any manner that requires shareholder approval pursuant to applicable corporate law, the Exchange Act, the Code, any regulations promulgated under the Exchange Act or the Code, or the requirements of any stock exchange or national market system upon which the Company's securities are traded. No amendment of the 1995 Plan may adversely affect any outstanding option or unexercised portion thereof without the optionee's written consent. The 1995 Plan will continue in effect until December 2005, subject to earlier termination by the Board of Directors.

FEDERAL INCOME TAX INFORMATION

THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS UNDER THE 1995 PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1995 PLAN.

  - INCENTIVE STOCK OPTIONS. A participant will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the participant is subject to the alternative minimum tax ("AMT")). If the participant holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

  - If the participant disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying, disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the ISO Shares were held by the participant.

  - ALTERNATIVE MINIMUM TAX. The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

  - NONSTATUTORY STOCK OPTIONS. A participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount must be treated as ordinary income by the participant and may be subject to withholding by the Company (either by payment in cash or withholding out of the participant's salary). Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

  - OMNIBUS BUDGET RECONCILIATION ACT OF 1993. The Omnibus Budget Reconciliation Act of 1993 provides that the maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum of 28%. For this purpose, in order to receive long-term capital gain treatment, the stock must be held for more than one year. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

  - TAX TREATMENT OF THE COMPANY. The Company generally will be entitled to a deduction in connection with the exercise of a NQSO by a participant to the extent that the participant recognizes ordinary income and the Company withholds tax. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

ERISA. The 1995 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

                              SECURITY OWNERSHIP OF
                     CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of November 30, 1995, for (i) each shareholder who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) the Chief Executive Officer and each of the Company's four other most highly compensated executive officers at September 30, 1995 (the "Named Executive Officers"), (iii) each of the Company's directors, and (iv) all current directors and executive officers of the Company as a group.

                                AMOUNT AND NATURE OF       PERCENT
     NAME OF BENEFICIAL OWNER   BENEFICIAL OWNERSHIP (1)   OF CLASS
     ------------------------   ------------------------   --------
     Michael D. Boich (2)               214,301                1.26%
     Charles W. Berger (3)              181,250                1.06%
     Michael A. McConnell (4)            61,569                  *
     Gregory M. Millar (5)               46,201                  *
     Regis McKenna (6)                   33,150                  *
     Douglas W. C. Boake (7)             22,073                  *
     Keith Harris (8)                    21,417                  *
     David B. Pratt                       1,000                  *
     J. Daniel Shaver  (9)                    0                  *

     All current executive officers and  667,109                3.91%
     directors as a group (15 persons) (10)
 -------------
  *  Less than one percent.

 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Represents 211,801 shares held by Mr. Boich, and 2,500 shares subject to options exercisable within 60 days of November 30, 1995.

 (3) Represents 150 shares held by Mr. Berger as beneficial owner for his children, and 181,100 shares subject to an option exercisable within 60 days of November 30, 1995.

 (4) Represents 51,569 shares held by Mr. McConnell, and 10,000 shares subject to options exercisable within 60 days of November 30, 1995.

 (5) Represents shares subject to options held by Mr. Millar that are exercisable within 60 days of November 30, 1995.

 (6) Represents 21,276 shares held by Mr. McKenna, and 11,874 shares subject to options exercisable within 60 days of November 30, 1995.

 (7) Represents 1,073 shares held by Mr. Boake, and 21,000 shares subject to options exercisable within 60 days of November 30, 1995.

 (8) Represents 2,397 shares held by Mr. Harris, and 19,020 shares subject to options exercisable within 60 days of November 30, 1995.

 (9) Mr. Shaver resigned from the Company on October 1, 1995 and all of his stock options expired on November 1, 1995.

(10) Includes the shares described in all footnotes above relating to directors and executive officers, a total of 6,026 shares not described in the footnotes above held by three executive officers, and a total of 54,421 shares subject to options held by five executive officers exercisable within 60 days of November 30, 1995.

                              EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation awarded to, earned by or paid for services rendered in all capacities to the Company during each of the fiscal years ended September 30, 1993, 1994 and 1995 (except as otherwise indicated) by (i) the Company's Chief Executive Officer, and (ii) the Company's four other most highly compensated executive officers who were serving as executive officers as of September 30, 1995 (collectively, the "Named Executive Officers").



                                       ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                     ----------------------           ------------------------------
                                                                       SECURITIES
   NAME AND                                   ANNUAL      OTHER        UNDERLYING      ALL OTHER
PRINCIPAL POSITION           YEAR  SALARY($)  BONUS($) COMPENSATION($)  OPTIONS(#) COMPENSATION($)(1)
-----------------------------------------------------------------------------------------------------

Charles W. Berger (2)        1995   275,000    48,700    77,459(3)       62,500        35,600(4)
President, CEO and           1994   225,000   117,500    88,417(3)          -          35,600(4)
Chairman of the Board        1993   116,826    75,000        -          250,000         1,000
  of Directors

Gregory M. Millar            1995  180,000    167,700(5)     -           40,250         1,000
 Vice President, Engineering 1994  150,000     38,900        -              -           1,000
 and Chief Technology        1993  135,383        -          -           16,094         1,000
 Officer

J. Daniel Shaver (6)         1995  305,950     12,784        -              -           1,000
 Vice President, Sales       1994  266,116     36,348        -           25,000         1,000
 and Marketing               1993   86,484        -          -           63,277         1,000

Keith Harris (7)             1995  199,789      9,392        -              500        17,413(8)
 Vice President/General      1994  188,529     10,307        -           30,000        14,304(8)
 Manager, Europe             1993  144,714        -          -            3,000        11,538(8)

Douglas W. C.  Boake (9)     1995  192,092      8,523        -              -           1,000
 Vice President, Asia-       1994  176,505        -          -              -           1,000
 Pacific Sales               1993    -            -          -           37,500            -

----------------
(1)  Includes the Company's $1,000 matching payment under the Company's
     401(k) Plan.

(2)  Mr. Berger joined the Company in March 1993.

(3) Consists of a payment to Mr. Berger to pay for outstanding mortgage interest on his home.

(4) Includes $34,600 of principal and interest forgiven on a $100,000 loan to Mr. Berger. See "Certain Transactions."

(5) Includes a one-time special performance bonus of $155,000. See "Board of Directors and Compensation Committee Report on Executive Compensation."

(6) Mr. Shaver joined the Company in May 1993. The calculation of his salary includes sales commissions earned during the 1995 fiscal year.

(7) The calculation of Mr. Harris' salary includes sales commissions earned during the 1995 fiscal year.

(8) Represents the amounts paid by the Company into Mr. Harris' pension fund as required by law in the United Kingdom where Mr. Harris resides.

(9) Mr. Boake joined the Company in September 1993. The calculation of his salary includes sales commissions earned during the 1995 fiscal year.

STOCK OPTION GRANTS IN THE LAST FISCAL YEAR

The following table sets forth further information regarding individual grants of stock options pursuant to the Company's 1986 Stock Option Plan during fiscal 1995 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                                        INDIVIDUAL GRANTS
                     ----------------------------------------------------
                                                                           POTENTIAL REALIZABLE VALUE
                      NUMBER OF                                              AT ASSUMED ANNUAL RATES
                      SECURITIES                                                   OF STOCK PRICE
                      UNDERLYING    % OF TOTAL                                APPRECIATION FOR OPTION
                        OPTIONS   OPTIONS GRANTED    EXERCISE                        TERMS ($)(1)
                        GRANTED    TO EMPLOYEES IN   OR BASE     EXPIRATION --------------------------
    NAME                  (#)       FISCAL YEAR     PRICE ($/SH)    DATE           5%          10%
-------------------------------------------------------------------------------------------------------
Charles W. Berger        62,500(2)     7.57%          10.56        4/25/05       415,169    1,052,119

J. Daniel Shaver            -            -              -             -              -         -

Gregory M. Millar        40,000(2)     4.85%          10.56(4)     4/25/05       265,678      673,280
                            250(3)      .03%          10.38(4)     4/06/05         1,631        4,134

Keith Harris                500(3)      .06%          11.25(4)     7/03/05         3,538        8,965

Douglas W. C. Boake          -           -              -             -              -            -

---------------
(1)  The potential realizable value is calculated based on the term of the option at its time of grant, compounded annually.  It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.  Actual gains, if any, on option exercises are dependent on future performance of the Company's Common
     Stock and overall market conditions.  There can be no assurance that the potential realizable values shown in this table will be achieved.

(2) These stock options were granted with an exercise price equal to the closing fair market value of the Company's Common Stock on the date of grant. These options become exercisable at the rate of 2% of the total shares per month over a period of 50 months. These options lapse within 30 days after the termination of an employment or consultancy relationship with the Company.

(3) This stock option was granted with an exercise price equal to the closing fair market value of the Company's Common Stock on the date of grant. This option becomes exercisable at the rate of 4% of the total shares per month over a period of 25 months. The option will lapse within 30 days after the termination of an employment or consultancy relationship with the Company.

(4) These stock options were repriced as of December 13, 1995 to $2.375 per share, which equaled the fair market value of the Company's Common Stock on that date, provided that the officer accept a six month prohibition on exercising any such options. See "Board of Directors and Compensation
     Committee Report on Executive Compensation."


EMPLOYMENT AND SEVERANCE AGREEMENTS

CHARLES W. BERGER

The Company and Mr. Berger entered into an employment agreement dated
February 26, 1993, as amended on September 17, 1993, that provides for his at will employment until such time as either the Company or Mr. Berger terminates the employment agreement with or without cause. Under the employment agreement, the Company paid Mr. Berger a sign-on bonus of $25,000 and an initial base salary of $225,000. The employment agreement established an annual performance bonus of up to $50,000 in fiscal 1993 and up to $100,000 in fiscal 1994, unless otherwise increased by the Compensation Committee of the Board. The employment agreement also required the Company to grant Mr. Berger stock options for 250,000 shares of the Company's Common Stock at fair market value on the date of grant and to loan him $100,000. See "Certain Transactions."

In the event of an acquisition following which Mr. Berger is not offered the position of President and Chief Executive Officer of the surviving company
(i) the vesting of a portion of his option shares will accelerate, (ii) all remaining principal and interest under his loan will be forgiven, and
(iii) Mr. Berger will, subject to certain conditions, continue to receive his salary and benefits during a twelve month transition period. For purposes of the employment agreement, an "acquisition" is defined as the sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into another corporation, or the acquisition of more than fifty percent (50%) of the outstanding shares of the Company by a single person or a group of related persons.

If Mr. Berger's employment is terminated by the Company for any reason other than cause or following an acquisition, Mr. Berger will continue to receive his salary, and vest under his stock options for six months.

KEITH HARRIS

The Company and Mr. Harris entered into an employment agreement dated April 12, 1990, which was subsequently assigned to Radius UK Limited, the Company's wholly owned subsidiary in the United Kingdom. The employment agreement provides for Mr. Harris' at will employment until such time as either the Company or Mr. Harris terminate the employment agreement with or without cause. If the employment agreement is terminated by the Company without cause, the Company must provide Mr. Harris with either one year's prior written notice or pay
Mr. Harris his base salary for one year in lieu of notice.

J. DANIEL SHAVER

The Company and Mr. Shaver entered into a Settlement Agreement and General Release on September 28, 1995, in connection with Mr. Shaver's resignation from his position as Vice President, Sales and Marketing in October 1995. Pursuant to that agreement, on February 1, 1996 the Company will forgive a $150,000 loan previously extended to Mr. Shaver, together with all of the interest accrued thereon, provided that he has complied with certain consulting obligations set forth in the agreement.

               BOARD OF DIRECTORS AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

This Section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

During the 1995 fiscal year, final decisions regarding executive compensation were made by the Compensation Committee (the "Committee"). The Committee currently consists of Messrs. Boich, McKenna and Pratt. William Campbell served as a member of the Committee until he resigned from the Board in April 1995.
Mr. Pratt became a member of the Committee in August 1995.

GENERAL COMPENSATION POLICY

The Committee establishes the general compensation policies for the Company's executive officers and typically reviews base salary levels, option levels and target bonuses for the executive officers of the Company. The Board has delegated to the Committee the authority to grant stock options to the Company's executive officers and has delegated to the CEO the authority to grant stock options to employees other than executive officers.

When establishing salaries, bonus levels and stock option awards for executive officers, the Committee considers: (1) the Company's financial performance during the past year and recent quarters, (2) the individual's performance during the past year and recent quarters, and (3) the salaries of executive officers in similar positions in companies of comparable size within the computer industry. With respect to executive officers other than the CEO, the Committee places considerable weight upon the recommendation of the CEO. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

The Company's Human Resources Department assists the Committee by making available executive compensation sample data for similar companies within the computer industry. The companies included in the sample data included companies present in the NASDAQ (US) Index and the Hambrecht & Quist Technology Index (used for purposes of the returns data presented in the "Performance Graph" below), but the sample was not intended to correlate with either of these indices. The Committee assessed this data in reviewing executive officer salaries. During the 1995 fiscal year, base salaries were set somewhat below market, and target bonuses were set above market in order to emphasize Company performance.

Significant stock options are granted to the Company's executives in order to provide appropriate long term financial incentives and to align the interests of the executives with the shareholders. Initial option grants are awarded to executives when they first join the Company. Initial option grants are normally larger than subsequent option grants in order to incent the executive to join the Company by participating in the Company's long term success. Subsequent option grants are awarded from time to time depending on a number of factors such as significant change in the executive's responsibilities, superior performance, the number of unvested options then held by the executive, and the number of stock options awarded by comparably sized peer companies. While the number of stock options awarded to any given executive officer is based on a discretionary and subjective determination by the Committee based on the foregoing factors, in December 1994 the Committee adopted general stock option guidelines designed to provide executive officers with additional stock option grants from time to time in order to maintain a constant rate of vesting per year.

FISCAL YEAR 1995 EXECUTIVE COMPENSATION

For the 1995 fiscal year, the Committee and the CEO reviewed data collected by Radford Associates in evaluating base salaries for executive officers. Base salaries for the Company's executives for the 1995 fiscal year were determined based upon these surveys, the compensation policies described above and the CEO's recommendations.

The Company's executive officer bonus plan for the 1995 fiscal year (the "1995 Executive Plan") provided for a target bonus of 35% of base salary for vice presidents with payments to be made semi-annually. Fifty percent of the target bonus was based on the Company's attainment of revenue goals and fifty percent of target bonus was based on the Company's attainment of operating income goals. Bonus payments were contingent on achieving at least eighty percent of these financial goals. In the event the Company exceeded its financial goals, payments would exceed target amounts.

The Company establishes its financial goals in conjunction with its normal fiscal year planning process. The specific financial goals established by the Company are confidential commercial and business information. Based on the Company's financial goals, a bonus pool was established on a semi-annual basis. The size of the semi-annual bonus pool was dependent on whether or not the Company achieved at least eighty percent of its financial goals.

For the first half of fiscal 1995, the Company attained 97% of its revenue goal but did not achieve at least 80% of its operating income goal. Accordingly, bonuses paid to the Company's executive officers for that period equaled approximately 50% of the target amount. While the Company's executive officers were eligible to receive bonuses for the second half of fiscal 1995 as a result of the Company achieving in excess of 80% of its revenue goal for that period, the Company's executive officers declined to accept such bonuses in light of the Company's financial condition at fiscal year end.

During fiscal 1995, the Committee also approved a one-time special performance bonus of $155,000 for Gregory M. Millar, the Company's Vice President of Engineering and Chief Technical Officer. This bonus was paid to Mr. Millar in recognition of his critical role in leading the Company's research and development efforts, particularly in the digital video area, and his success in retaining and motivating the Company's engineering personnel.

In December of 1995, the Committee authorized the repricing of stock options held by the Company's employees and executive officers (other than the CEO) after determining that decreases in the fair market value of the Company's Common Stock was adversely affecting the Company's ability to retain and motivate the Company's employees and executives. Under the repricing program, nine executive officers holding stock options to purchase a total of 443,066 shares with exercise prices ranging from $8.00 to $14.75 per share were repriced to $2.375 per share, which equaled the fair market value of the Company's Common Stock on that date of the repricing, provided that the officer accept a six month prohibition on exercising any such options. The six month exercise prohibition is designed to provide a significant incentive for the Company's executive officers to remain with the Company as it attempts to implement plans to improve its financial performance.

CEO COMPENSATION

Mr. Berger was hired by the Company pursuant to an Employment Agreement in March of 1993 which provided for an initial base salary of $225,000 which was subsequently increased to $275,000 for the 1995 fiscal year following the Committee's review of executive compensation levels in September 1994. For the 1995 fiscal year, Mr. Berger's target bonus was set at $200,000, to be paid in semi-annual installments in accordance with the guidelines set forth in the 1995 Executive Plan described above. Mr. Berger received a bonus under the 1995 Executive Plan in the amount of $48,700 for the first half of the 1995 fiscal year reflecting the Company's achievement of 97% of its revenue goal but less than 80% of its operating income goal. Mr. Berger, like the Company's other executive officers, was eligible to receive a bonus for the second half of fiscal 1995 as a result of the Company achieving in excess of 80% of its revenue goal for that period, but he declined to accept such a bonus in light of the Company's financial condition at fiscal year end. In addition to the amounts paid to Mr. Berger under the 1995 Executive Plan, Mr. Berger also received additional compensation of $77,459 to pay interest due on his mortgage.

Mr. Berger received a stock option grant in June 1995 to purchase 62,500 shares of the Company's Common Stock at an exercise price of $10.56 per share, which equaled the fair market value of the Company's Common Stock on the date of grant. This option vests at the rate of 2% of the total shares per month over a period of 50 months. The Committee granted this option to Mr. Berger in order to maintain a vesting rate of approximately 75,000 shares per year and thereby continue to provide Mr. Berger with an appropriate long term financial incentive that is aligned with the interests of the shareholders. On Mr. Berger's recommendation, the Compensation Committee did not reprice Mr. Berger's stock options in December of 1995 when it approved the repricing for the Company's employees and other executive officers.

During fiscal 1995, the Company forgave a total of $34,600 of principal and interest on Mr. Berger's loan in accordance with the terms of his Employment Agreement. See "Certain Transactions."

COMPLIANCE WITH SECTION 162 OF THE INTERNAL REVENUE CODE OF 1986

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code, Section 162(m) limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and payments are contingent on shareholder approval of the compensation arrangement. The Company believes that it is in the best interests of its shareholders to structure its compensation plans to achieve maximum deductibility under
Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

The Company will comply with the requirements of Section 162(m) of the Code for all cash-based compensation and stock option grants made during the 1996 fiscal year. The Company is submitting to shareholders at its 1996 Annual Meeting a proposal to adopt the 1995 Stock Option Plan which is in compliance with
Section 162(m).

With respect to non-equity compensation arrangements, the Committee has reviewed the terms of those arrangements most likely to be subject to Section 162(m) and believes that at this time no changes are necessary. The Committee will continue to monitor this situation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m); deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

COMPENSATION COMMITTEE

Michael D. Boich
Regis McKenna
David B. Pratt

                               PERFORMANCE GRAPH

The Securities and Exchange Commission requires a comparison on an indexed basis of cumulative total shareholder return for the Company, a relevant broad equity market index and a published industry or line-of-business index. Cumulative total shareholder return represents share value appreciation assuming the investment of $100 in the Common Stock of the Company and each of the other indexes in September 1990, and reinvestment of all dividends. The Common Stock of the Company is traded on the NASDAQ National Market. Set forth below is a graph comparing cumulative total shareholder return on the Company's Common Stock, the NASDAQ(US) Index and the Hambrecht & Quist Technology Index.



             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG RADIUS, INC., THE NASDAQ STOCK MARKET-US INDEX
                AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        RADIUS, INC       NASDAQ STOCK MARKET-US    HAMBRECHT & QUIST TECHNOLOGY
9/90       $100                     $100                      $100
9/91         95                      157                       145
9/92         71                      176                       165
9/93         58                      231                       197
9/94         62                      233                       223
9/95         51                      321                       374


* $100 INVESTED ON 09/30/90 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

This Section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

              SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

Proposals of shareholders intended to be included in the Company's Proxy Statement and form of proxy relating to the Company's 1997 Annual Meeting of Shareholders must be received at the Company's principal executive office by September 8, 1996.

                           CERTAIN TRANSACTIONS

In September 1993, the Company loaned $100,000 to Charles W. Berger, the Company's President and Chief Executive Officer, as required under the terms of his Employment Agreement. The loan has a three-year term and accrues simple interest at the rate of 3.9% per annum. The loan is secured by shares of Common Stock subject to Mr. Berger's stock option, and fifty percent (50%) of the proceeds from the sale of any such shares is payable to the Company until such time as the loan is paid in full. One third of the principal amount, together with all accrued interest, will be forgiven by the Company on each anniversary of the date that Mr. Berger commenced employment with the Company, which was March 22, 1993. As of September 30, 1995, $33,300 of the principal amount of the loan remained outstanding.

In April 1993, SuperMac Technology, Inc. ("SuperMac") loaned $300,064 to Michael
A. McConnell in connection with the payment of Mr. McConnell's alternative minimum tax resulting from his exercise of a stock option in 1992. Mr. McConnell is currently a director of the Company but will resign from that position when directors are elected at the Meeting. The Company assumed the loan in connection with the merger with SuperMac in August 1994. The loan is due on or before April 30, 2003 and is repayable in amounts equal to the tax saving resulting from the minimum tax credit allowable under Section 53 of the Code (or the adjustment provided in Section 56 thereunder). The loan bears interest at the rate of 3.75% per annum. As of September 30, 1995, approximately $152,064 of the principal amount of the loan remained outstanding.


In April 1994, the Company loaned a total of $150,000 to J. Daniel Shaver to purchase a home in the Bay Area. Mr. Shaver served as the Company's Vice President of Sales and Marketing from May 1993 to October 1995. The loan has a five year term and bears simple interest at the rate of 5.88% per annum. On February 1, 1996, the Company will forgive all of the $150,000 principal amount, together with all of the interest accrued thereon, provided he has complied with certain consulting obligations set forth in his severance agreement.

During the 1995 fiscal year the Company retained John Webster to assist the Company with its personnel recruiting efforts. Mr. Webster is the spouse of Dawn Thompson who served as the Company's Vice President of Human Resources from September 1992 to December 1995. Mr. Webster assisted in the recruitment of personnel at all levels including the Company's Vice President and General Manager for Digital Video, senior engineers, and operations staff. The Company paid Mr. Webster a total of $149,720 for services rendered during the 1995 fiscal year.

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements the officer or director may be required to pay in actions or proceedings which the officer or director is or may be made a party by reason of the officer's or director's position with the Company, and otherwise to the full extent permitted under California law and the Company's By-laws.

                 COMPLIANCE WITH SEC REPORTING REQUIREMENTS

The Company believes that its executive officers, directors and all other persons required to file reports pursuant to Section 16(a) of the Exchange Act in connection with their ownership of the Company's equity securities made such filings on a timely basis and in accordance with the requirements of the Exchange Act.

                              OTHER BUSINESS

The Board does not presently intend to present matters other than the foregoing for action by the shareholders at the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form accompanying this Proxy Statement, will be voted in the respect thereof in accordance with the judgment of the proxy holder.

                                   By Order of the Board of Directors

                                   David G. Pine
                                   Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                 APPENDIX A

                                 RADIUS INC.
                  ADDITIONAL INFORMATION FOR SHAREHOLDERS


          CONTENTS                                              PAGE
          --------                                              ----

          Business of the Company                                17

          Selected Financial Data                                18

          Management's Discussion and Analysis of Financial
            Condition and Results of Operations                  19

          Consolidated Financial Statements                      31

          Market for Radius Inc.'s Common Equity and
            Related Shareholder Matters                          50

          Executive Officers and Directors                       51

          Form 10K                                               51



                            BUSINESS OF THE COMPANY

Radius Inc. (the "Company" or "Radius") designs, develops, manufactures, markets and supports color publishing and digital video computer products for creative professionals. The Company's current product line includes: accelerated color graphics products that facilitate the creation and manipulation of graphical images; video systems and software that can acquire and manipulate video and audio information; high resolution color reference displays that allow users to view two full pages of text, graphics, images and video; and Macintosh operating system ("MacOS") compatible computer systems.

The primary target markets for the Company's products are color publishing and multimedia. These markets encompass creative professionals involved in such areas as color prepress, graphic arts, video editing, video and multimedia production and playback, and corporate training.

To date substantially all of the Company's products have been designed for and sold to users of Macintosh computer products (the "Macintosh") manufactured by Apple Computer, Inc. ("Apple") as Apple products have been the preferred platform in the Company's target markets.

As shown in the accompanying consolidated financial statements, the Company has incurred substantial operating losses and has a deficiency in assets and working capital. Management has implemented, or has developed plans to implement, a number of actions to address this situation including: refocusing its efforts on providing solutions for high end digital video and graphics customers; discontinuing sales of mass market and other low value added products; divesting its color server and monochrome display businesses and exploring opportunities for the divestiture of its MacOS compatible systems products and other product lines; significantly reducing expenses and headcount; subleasing all or a portion of its current facility given its reduced occupancy requirements; and investigating various strategic partnering opportunities.

The Company acquired SuperMac Technologies, Inc. ("SuperMac") effective August 31, 1994 (the "Merger"). The Company's executive offices are located at 215 Moffett Park Drive, Sunnyvale, CA 94089, and its telephone number is (408) 541-6100.

                        SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere herein. The consolidated statements of operations data set forth below with respect to the years ended September 30, 1995, 1994 and 1993 and the consolidated balance sheet data at September 30, 1995 and 1994 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere herein and should be read in conjunction with those financial statements and the notes thereto. The consolidated statements of operations data for the year ended September 30, 1992 and 1991 and the consolidated balance sheet data as of September 30, 1993, 1992 and 1991 are derived from audited consolidated financial statements not included herein.

                                                                   SEPTEMBER 30, (1)
                                            ----------------------------------------------------------
                                               1995       1994 (2)    1993 (2)  1992 (2)    1991 (2)
                                            ----------  ----------  ----------  ----------  ----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENTS OF
   OPERATIONS DATA:

Net sales                                   $  308,133  $  324,805  $  337,373  $  284,598  $  199,033
Cost of sales                                  302,937     276,948     254,321     181,198     130,918

                                            ----------  ----------  ----------  ----------  ----------
  Gross profit                                   5,196      47,857      83,052     103,400      68,115
                                            ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Research and development                      19,310      33,956      33,503      21,093      14,576
  Selling, general and administrative           90,068      94,731      84,132      61,824      44,054
                                            ----------  ----------  ----------  ----------  ----------
     Total operating expenses                  109,378     128,687     117,635      82,917      58,630
                                            ----------  ----------  ----------  ----------  ----------
Income (loss) from operations                 (104,182)    (80,830)    (34,583)     20,483       9,485
Interest (expense) income, net                  (6,068)     (1,245)         70         878         731
Litigation settlement                          (12,422)          -           -           -           -
                                            ----------  ----------  ----------  ----------  ----------
Income (loss) before income taxes and
  cumulative effect of a change in
  accounting principle                        (122,672)    (82,075)    (34,513)     21,361      10,216
Provision (benefit) for income taxes             9,070      (4,600)    (13,774)      8,329       4,012
                                            ----------  ----------  ----------  ----------  ----------
Income (loss) before cumulative effect of
  a change in accounting principle            (131,742)    (77,475)    (20,739)     13,032       6,204

Cumulative effect of a change in method of
  accounting for income taxes                        -           -         600           -           -
Net income (loss)                            $(131,742)   $(77,475)   $(20,139)  $  13,032   $   6,204
                                            ----------  ----------  ----------  ----------  ----------
                                            ----------  ----------  ----------  ----------  ----------
Net Income (loss) per share:
Income (loss) before cumulative effect of
  a change in accounting principle           $   (8.75)   $ (5.70)    $  (1.61)  $    1.04   $    0.54
Cumulative effect of a change in method
  of accounting for income taxes                     -          -         0.05           -           -
                                            ----------  ----------  ----------  ----------  ----------
Net income (loss) per share                  $   (8.75)   $ (5.70)     $  (1.56) $    1.04   $    0.54
                                            ----------  ----------  ----------  ----------  ----------
                                            ----------  ----------  ----------  ----------  ----------
Common and common equivalent shares
  used in computing net income (loss)
  per share                                     15,049     13,598        12,905     12,485      11,473
                                            ----------  ----------  ----------  ----------  ----------
                                            ----------  ----------  ----------  ----------  ----------



                                                                   SEPTEMBER 30, (1)
                                            ----------------------------------------------------------
                                               1995       1994 (2)    1993 (2)   1992 (2)     1991 (2)
                                            ----------  ----------  ----------  ----------  ----------
                                                                    (IN THOUSANDS)




CONSOLIDATED BALANCE SHEET DATA:
Working capital (Working capital deficiency)  ($59,334)  $  29,856  $   86,711  $   84,303  $   60,748
Total assets                                    87,878     126,859     172,275     150,658     106,306
Long-term debt---noncurrent portion              1,331       2,857       3,975       1,935       2,707
Shareholder's equity (Net capital deficiency)  (57,117)     35,691      98,155      96,631      70,400
__________________________________________


(1) The Company's fiscal year ends on the Saturday closest to September 30 and includes 53 weeks in fiscal 1993 and 52 weeks in all other fiscal years presented. During fiscal 1995, the Company changed its fiscal year end from the Sunday closest to September 30 to the Saturday closest to September 30 for operational efficiency purposes. For clarity of presentation, all fiscal periods in this Form 10-K are reported as ending on a calendar month end.

(2) These periods have been restated to reflect the Merger of Radius and SuperMac which has been accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.



             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATION

RESULTS OF OPERATIONS--ANNUAL PERIODS
The following table sets forth for the years indicated certain operational data as a percentage of net sales (may not add due to rounding).

                                                YEAR ENDED SEPTEMBER 30
                                             -----------------------------
                                              1995     1994 (1)   1993 (1)
                                             ------    --------   --------
     Net sales                               100.0%     100.0%    100.0%
     Cost of sales                            98.3       85.3      75.4
                                             ------     ------     -----
      Gross profit                             1.7       14.7      24.6
     Operating expenses:
       Research and development                6.3       10.5       9.9
       Selling, general, and administrative   29.2       29.2      24.9
                                             ------     ------     -----
          Total operating expenses            35.5       39.6      34.9
     Loss from operations                    (33.8)     (24.9)    (10.3)
     Interest expense, net                    (2.0)      (0.4)        -
     Litigation settlement                    (4.0)          -
                                             ------     ------     -----
     Loss before income taxes                (39.8)     (25.3)    (10.2)
     Provision (benefit) for income taxes      2.9       (1.4)     (4.1)
                                             ------     ------     -----
     Loss before cumulative effect of
       a change in accounting principle      (42.8)     (23.9)     (6.1)
     Cumulative effect of change in method
      of accounting for income taxes             -          -       0.2
                                             ------     ------     -----
     Net loss                                (42.8)%    (23.9)%    (6.0)%
                                             ------     ------     -----
                                             ------     ------     -----


(1) These periods have been restated to reflect the Merger of Radius and SuperMac which has been accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis. The operating results for both the twelve months ended September 30, 1994 and September 30, 1993 include the restructuring and other charges of $16.6 million recorded by SuperMac in December 1993.

FISCAL 1995 COMPARED TO FISCAL 1994

NET SALES.  The Company's net sales decreased 5.1% to $308.1 million in fiscal
1995 from $324.8 million in fiscal 1994.   Fiscal 1995 net sales were reduced by
approximately $11.4 million due to reserves taken by the Company in anticipation of future price reductions on a number its graphics cards, MacOS compatible systems and other products that are designed for Apple's NuBus-based computers which have been largely replaced by Apple's recently introduced PCI Bus-based computers.

During the fiscal year, net sales of graphics cards declined substantially due primarily to reduced demand resulting from Apple's incorporation of built-in graphics capabilities in its PowerPC based Macintosh systems. Net sales from displays, accelerator cards and printers also declined during the fiscal year. These declines were largely offset by sales of MacOS compatible systems which were first introduced in the 1995 fiscal year and by a substantial increase in net sales from the Company's color server products.

While net sales from the Company's digital video products increased slightly during the fiscal year, the Company anticipates lower revenue from this product line until the introduction of new products now under development.

The Company anticipates significantly lower overall net sales in fiscal 1996 as a result of the Company's decision to focus its efforts on providing solutions for high end digital video and graphics customers, discontinue selling mass market displays and other low value added products, and divest of certain businesses such as color servers and MacOS compatible systems.

On December 23, 1995, the Company entered into a definitive agreement to sell its color server business to Splash Technology, Inc., a company in which Radius will retain a 19.9% equity interest, for approximately $21.9 million. That sale is anticipated to be completed in January 1996. In addition the Company is now negotiating to sell its MacOS compatible systems business and does not anticipate significant net sales from this business during the 1996 fiscal year.


Export sales represented approximately 40.4%, 34.5%, and 32.0% of net sales for fiscal 1995, 1994 and 1993, respectively. See Note 7 of Notes to Consolidated Financial Statements. Export sales are subject to the normal risks associated with doing business in foreign countries such as currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, export controls and other government regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States.

GROSS PROFIT. The Company's gross profit margin including restructuring and other charges declined to 1.7% in fiscal 1995, compared to 14.7%, in fiscal 1994. The Company's gross profit margin excluding the restructuring and other charges declined to 16.9% in fiscal 1995, compared to 27.3% in fiscal 1994. Excluding restructuring and other charges, the Company's gross profit margin declined primarily due to lower sales of higher margin graphics cards, costs incurred to process higher than expected product returns resulting from the consolidation of the Radius and SuperMac product lines and slower than expected sell through of its Radius Telecast digital video product, significant price erosion on NuBus based MacOS compatible systems combined with high production costs for these systems, the sale of end of life products, and increased pricing pressures. The Company anticipates continued competitive pricing actions resulting in declining prices in its industry.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased to $19.3 million (6.3% of net sales) in fiscal 1995 from $34.0 million (10.5% of net sales) in fiscal 1994. The Company's research and development expenses in fiscal 1994 included restructuring and other charges of $4.3 million. No restructuring and other charges were included in research and development expenses in fiscal 1995.

The decrease in research and development expenses during the fiscal year was primarily due to the reduction of expenses as a result of the Company's restructuring following the Merger. The merger-related restructuring resulted in reduced costs primarily related to headcount, depreciation, and facilities.

While there can be no assurance that the Company's product development efforts will result in commercially successful products, the Company believes that development of new products and enhancement of existing products are essential to its continued success, and management intends to continue to devote substantial resources to research and new product development.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses including restructuring and other charges decreased to $90.1 million (29.2% of net sales) in fiscal 1995 from $94.7 million (29.2% of net sales) in fiscal 1994. Selling, general and administrative expenses excluding restructuring and other charges decreased to $79.2 million (25.7% of net sales) in fiscal 1995 from $84.0 million (25.9% of net sales) in fiscal 1994.

The decrease in selling, general and administrative expenses during the fiscal year was primarily due to the reduction of expenses as a result of the Company's restructuring following the Merger. The merger-related restructuring resulted in reduced costs primarily related to headcount, depreciation and facilities.

PROVISION FOR INCOME TAXES. The Company's annual combined federal and state effective income tax rates were approximately (7.4%) (expense) in fiscal 1995 and 6% (benefit) in fiscal 1994. In fiscal 1995, the rate differs from the combined statutory rate in effect during the period primarily as a result of the impact of not benefiting the 1995 operating losses and the reversal of existing deferred tax assets. The fiscal 1994 rate differs from the combined statutory rate in effect during the period primarily as a result of non-deductible merger related costs, the one time write-off of purchased research and development which is not tax deductible and the impact of not benefiting a significant portion of the 1994 operating loss.

FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in the prior three years and as a result of the material changes in operations reported in its 1995 fiscal fourth quarter, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

FISCAL 1994 COMPARED TO FISCAL 1993

NET SALES. The Company's net sales decreased 3.7% to $324.8 million in fiscal 1994 from $337.4 million in fiscal 1993. The Company believes that this decline in net sales was in part attributable to the customers postponing purchasing decisions during the fourth quarter while waiting to see which of the Company's product lines would be supported and which would be discontinued following the Merger. Sales were flat for the nine months ended June 30, 1994 prior to the Merger. Net sales of video products and displays increased but this increase was offset by pricing pressure on graphics cards. Demand was lower than anticipated for graphics cards due to the introduction of the Power Macintosh by Apple and the resulting customer uncertainty surrounding the need for graphics acceleration given the built-in video capabilities of this new product.

GROSS PROFIT. The Company's gross profit margin including the restructuring and other charges declined to 14.7% in fiscal 1994, compared to 24.6%, in fiscal 1993. The Company's gross profit margin excluding the restructuring charges declined to 27.3% in fiscal 1994, compared to 31.8% in fiscal 1993. See Note 8 of Notes to Consolidated Financial Statements regarding the restructuring and other charges for SuperMac in December 1993 and Merger related restructuring and other charges in September 1994. Excluding the restructuring charges, the decline in gross margins was due to increased pricing pressures and a change in the product mix favoring lower margin displays over higher margin graphics accelerator cards.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased slightly to $34.0 million (10.5% of net sales) in fiscal 1994 from $33.5 million (9.9% of net sales) in fiscal 1993. The relatively flat absolute dollar expenditures in research and development activities were due to recording significant restructuring and other charges related to development project cancellations, equipment disposal, and severance in fiscal 1994 offset by the decrease in expenditures in fiscal 1994 as a result of the cancellation of Radius' efforts to develop a variety of technologies originally intended for a minicomputer-class server product. Additionally, the research and development expenses appeared flat due to the SuperMac 1993 restructuring of $2.0 million for development project cancellations included in both the fiscal 1993 and fiscal 1994 results of operations.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $94.7 million (29.2% of net sales) in fiscal 1994 from $84.1 million (24.9% of net sales) in fiscal 1993. The increase in absolute dollars was primarily due to increased personnel expense, market development expenses, restructuring and other charges in fiscal 1994 and the Company's investment in its information system. The 1993 restructuring and other charges included the elimination of excess facilities, capital equipment write-offs, severance payments and the termination of certain contractual agreements. Restructuring and other charges for fiscal 1994 included the elimination of duplicative facilities, property and equipment and other assets, severance payments, as well as transaction fees and costs incidental to the Merger.

PROVISION FOR INCOME TAXES. The Company's annual combined federal and state effective income tax rates were approximately 6% in fiscal 1994 and 40% in fiscal 1993 before the cumulative effect of the change in method of accounting for income taxes. The fiscal 1994 rate differs from the combined statutory rate in effect during the period primarily as a result of non-deductible merger related costs, the one time write-off of purchased research and development which is not tax deductible and the impact of not benefiting a significant portion of the 1994 operating loss. The 1993 rate differs from the combined statutory rate in effect during the period primarily as a result of the utilization of the research and development tax credit.

RESTRUCTURING, MERGER AND OTHER CHARGES

During fiscal 1993, 1994 and 1995, four restructuring and other charges were recorded. Radius recorded a $15.5 million restructuring charge during the third quarter of fiscal 1993 in connection with the implementation of a program designed to reduce costs and improve operating efficiencies. SuperMac recorded a $16.6 million restructuring charge during December 1993 in connection with a program to realign its inventory and facility and personnel resources. Subsequently, the two companies merged and incurred a restructuring charge of $43.4 million. In September 1995, Radius recorded $57.9 million restructuring charge in connection with the Company's efforts to refocus and streamline its business. A discussion of each of these events follows.

RADIUS JUNE 1993 RESTRUCTURING AND OTHER CHARGES
In June 1993, Radius announced a restructuring program designed to reduce costs and improve operating efficiencies. The program included, among other things, the write-down of inventory following Radius' decision to phase out its older generation of products, lease termination expenses, capital equipment write-offs, severance payments, and costs associated with the discontinuation of Radius' minicomputer-class server product. The restructuring program costs of $15.5 million were recorded during the third quarter of fiscal 1993. These charges (in thousands) are included in: cost of sales ($10,993); research and development ($411); and selling, general and administrative expenses ($4,096). The Company completed this restructuring event by the end of calendar 1994. There were no material changes in the restructuring plan or in the estimates of the restructuring costs from the recognition of the charge in June 1993 with the completion of the restructuring program in December 1994.

SUPERMAC DECEMBER 1993 RESTRUCTURING AND OTHER CHARGES
In December 1993, SuperMac recorded charges of $16.6 million in connection with a program to adjust inventory levels, eliminate excess facilities, terminate certain projects and contract arrangements and reduce the number of employees. The charges (in thousands) are included in: cost of sales ($13,352); research and development ($2,000); and selling, general and administrative expenses ($1,238). There have been no material changes in the restructuring plan or in the estimates of the restructuring costs. The Company has $236,000 remaining in its restructuring reserve related to facility costs, the balance of which is expected to be eliminated in fiscal 1996. As noted in the Consolidated Financial Statements, the consolidated results for the Company in both the twelve months ended September 30, 1994 and the fiscal period ended 1993 include SuperMac's $16.6 million charge.

RADIUS FISCAL 1994 MERGER RELATED RESTRUCTURING AND OTHER CHARGES
In the fourth quarter of fiscal 1994, the Company recorded charges of $43.4 million in connection with the Merger of Radius and SuperMac. These charges include the discontinuance of duplicative product lines and related assets; elimination of duplicative facilities, property and equipment and other assets; and personnel severance costs as well as transaction fees and costs incidental to the merger. The charges (in thousands) are included in: net sales ($3,095); cost of sales ($25,270); research and development ($4,331); and selling, general and administrative expenses ($10,711). The elements of the total charge as of September 30, 1995 are as follows (in thousands):


                                                       REPRESENTING
                                              -----------------------------------
                                                                     CASH OUTLAYS
                                                             --------------------
                                                    Asset
                                 Provision    Write-Downs    Completed     Future
Adjust inventory levels            $22,296        $19,200      $ 3,096       $  -
Excess facilities                    2,790            400        2,236        154
Revision of the operations
   business model                    9,061          7,078        1,268        715
Employee severance                   6,311              -        6,311          -
Merger related costs                 2,949              -        2,949          -
                                   -------        -------      -------       ----
Total charges                      $43,407        $26,678      $15,860       $869



The adjustment of inventory levels reflects the discontinuance of duplicative product lines. The provision for excess facility costs represents the write-off of leaseholds and sublease costs of Radius' previous headquarters, the consolidation into one main headquarters and the consolidation of sales offices. The revision of the operations business model reflects the reorganization of the combined Company's manufacturing operations to mirror Radius' manufacturing reorganization in 1993. This reorganization was designed to outsource a number of functions that previously were performed internally, reduce product costs through increased efficiencies and lower overhead, and focus the Company on a limited number of products. Employee severance costs are related to employees or temporary employees who were released due to the revised business model. Approximately 250 employees were terminated in connection with the Merger. The provision for merger related costs is for the costs associated with the Merger
transaction, such as legal, investment banking and accounting fees.   The
Company has spent $15.9 million of cash for restructuring through September 30, 1995. The Company expects to have substantially completed the restructuring by September 1996. During fiscal 1995, approximately $2.1 million of merger related restructuring reserves were reversed and recorded as an expense reduction due to changes in estimated requirements.

RADIUS FISCAL 1995 RESTRUCTURING AND OTHER CHARGES
In September 1995, Radius recorded charges of $57.9 million in connection with the Company's efforts to refocus its business on the color publishing and multimedia markets. The charges primarily included a writedown of inventory and other assets. Additionally, it included expenses related to the cancellation of open purchase orders, excess facilities and severance. The charges (in thousands) are included in cost of sales ($47,004), and selling, general and administrative expense ($10,861). The elements of the total charge as of September 30, 1995 are as follows (in thousands):


                                                       REPRESENTING
                                              -----------------------------------
                                                                     CASH OUTLAYS
                                                             --------------------
                                                    Asset
                                 Provision    Write-Downs    Completed     Future
Adjust inventory levels            $33,138       $ 32,300    $       -       $838
Excess facilities                    2,004            404            -      1,600
Cancellation fees and asset
   write-offs                       19,061          5,196            -     13,865
Employee severance                   3,662              -            -      3,662
                                   -------        -------      -------       ----
Total charges                      $57,865        $37,900     $      -    $19,965


The adjustment of inventory levels reflects the discontinuance of several product lines. The provision for excess facility costs represent the write-off of leasehold improvements and the costs associated with anticipated reductions in facilities. The cancellation fees and asset write-offs reflect the Company's decision to refocus its efforts on providing solutions for the color publishing and multimedia markets. Employee severance costs are related to employees or temporary employees who have been or will be released due to the revised business model. As of December 15, 1995, approximately 157 positions had been eliminated in connection with the new business model. The Company had not spent any cash for this restructuring as of September 30, 1995. As of September 30, 1995, the Company had cash and cash equivalents of $4.8 million. See "Management's Business Recovery Plans" at Note 1 due to the Consolidated Financial Statements. The Company expects to have substantially completed the restructuring by September 1996.

BUSINESS DIVESTITURES

COLOR SERVER GROUP

On December 23, 1995, the Company signed a definitive agreement pursuant to which the Company will sell its Color Server Group ("CSG") to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. The Company will receive approximately $21,945,175 in cash (subject to certain post-closing adjustments) and 4,282 shares of the Parent's 6% Series B Redeemable and Convertible Preferred Stock (the "Series B Preferred Stock"). The shares of Series B Preferred Stock will be convertible by the Company at any time into 19.9% of the Parent's common stock outstanding as of the closing of the transaction. The shares of Series B Preferred Stock also will be redeemable by the Parent at any time, and will be subject to mandatory redemption beginning on the sixth anniversary of issuance, in each case at a redemption price of $1,000 per share plus accrued dividends. The transaction is expected to close in January 1996. Under the Inventory and Working Capital Agreement, as recently amended, with IBM Credit Corp., the Company is required to pay all of the net proceeds of the Color Server Group transaction to IBM Credit Corp. in order to reduce the Company's outstanding indebtedness under that agreement.

PORTRAIT DISPLAY LABS

On December 19, 1995, the Company signed a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL also settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock. See Note 1 to the Consolidated Financial Statements.

DISPLAY TECHNOLOGIES ELECTROHOME INC.

On December 21, 1995, the Company signed a Business Purchase Agreement and an Asset Purchase and License Agreement with Display Technologies Electrohome Inc. ("DTE"). Pursuant to the agreements and subject to certain closing conditions, DTE will purchase Radius' monochrome display monitor business and certain assets related thereto, for approximately $200,000 in cash and cancellation of $2.5 million of the Company's indebtedness to DTE. In addition, DTE and Radius will cancel outstanding contracts relating to DTE's manufacture and sale of monochrome display monitors to Radius.

RESULTS OF OPERATIONS--QUARTERLY PERIODS

The following table sets forth certain unaudited quarterly financial information for the Company's last eight fiscal quarters (in thousands, except per share data). The information includes all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation thereof. The operating results for any quarter are not necessarily indicative of results for any future period. The Company's fiscal year ends on the Sunday closest to September 30.

                                                             FISCAL 1995                           FISCAL 1994 (1)
                                           ------------------------------------------   ---------------------------------------
                                            9/30/95    6/30/95    3/31/95    12/30/95   9/30/94   6/30/94    3/31/94   12/31/93

Net sales                                  $  57,126  $  87,325  $  84,447     79,235  $ 66,940   $ 86,673    $83,180  $ 88,013
Cost of sales                                118,055     65,211     62,913     56,758    86,682     59,931     57,279    73,057
                                           ---------  ---------  ---------  ---------  --------   --------    -------  --------
    Gross profit (loss)                      (60,929)    22,114     21,534     22,477   (19,742)    26,742     25,901    14,956
                                           ---------  ---------  ---------  ---------  --------   --------    -------  --------
Operating expenses:
  Research and development                     5,530      4,990      4,672      4,118    13,119      5,645      6,445     8,648
  Selling, general and administrative         41,343     18,442     14,401     15,882    35,190     19,232     19,003    21,405
                                           ---------  ---------  ---------  ---------  --------   --------    -------  --------
    Total operating expenses                  46,873     23,432     19,073     20,000    48,309     24,877     25,448    30,053
                                           ---------  ---------  ---------  ---------  --------   --------    -------  --------
Income (loss) from operations               (107,802)    (1,318)     2,461      2,477   (68,051)     1,865        453   (15,097)
Interest (expense) income, net                (1,463)    (1,531)    (2,154)      (920)     (739)      (223)      (121)     (159)
Litigation settlement                              -          -          -    (12,422)        -          -          -         -
                                           ---------  ---------  ---------  ---------  --------   --------    -------  --------
Income (loss) before income taxes           (109,265)    (2,849)       307    (10,865)  (68,790)     1,642        332   (15,256)
Provision (benefit) for income taxes           8,620        263         31        156       209        580        688    (6,077)
                                           ---------  ---------  ---------   --------  --------   --------    -------  --------
Net income (loss)                          $(117,885)  $ (3,112) $     276   $(11,021) $(68,999)  $  1,062    $  (356) $ (9,179)
                                           ---------  ---------  ---------   --------  --------   --------    -------  --------
                                           ---------  ---------  ---------   --------  --------   --------    -------  --------
Net income (loss) per share                $   (6.92) $   (0.21) $    0.02  $   (0.78) $  (4.99)  $   0.08    $ (0.03) $  (0.69)
                                           ---------  ---------  ---------   --------  --------   --------    -------  --------
                                           ---------  ---------  ---------   --------  --------   --------    -------  --------
Common and common equivalent
 shares used in computing
 net income (loss) per share                  17,039     14,791     14,556     14,215    13,828     14,042     13,496    13,370
                                           ---------  ---------  ---------   --------  --------   --------    -------  --------
                                           ---------  ---------  ---------   --------  --------   --------    -------  --------

(1) These periods have been restated to reflect the Merger of Radius and SuperMac which has been accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis. Therefore, results for the quarter ended September 30, 1993 shown above include a $16.6 million charge recorded by SuperMac in December 1993. Additionally, the results for the quarter ended December 31, 1993 reflect this same $16.6 million charge recorded by SuperMac in December 1993.

The Company's operating results are subject to quarterly fluctuations as a result of a number of factors, including: the sales rate and mix of Apple computers; the introduction of new products by Apple, the Company or its competitors; the timing of sales and marketing expenses by the Company; the timing of business cycles in the United States and worldwide; the availability and cost of key components; the Company's ability to develop innovative products; the Company's product and customer mix; and the level of competition.

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash and cash equivalents decreased approximately $11.2 million during fiscal 1995 to approximately $4.8 million at September 30, 1995, as compared with the fiscal 1994 ending balance of cash and cash equivalents of $16.0 million. Approximately $1.6 million of the $4.8 million of cash and cash equivalents available at September 30, 1995 was restricted under various letters of credit. Capital expenditures were $1.9 million in fiscal 1995 and $3.5 million in fiscal 1994.

The decrease in the Company's cash and cash equivalents during fiscal 1995 was primarily attributable to expenditures made in connection with the development and introduction of the Company's MacOS compatible systems.

The Company completed a private placement during the third quarter of the 1995 fiscal year, the proceeds of which allowed the Company to build inventory of MacOS-compatible systems components and reduce other vendor payables. In the private placement, the Company sold 2,509,319 shares of its Common Stock resulting in net proceeds of approximately $21.4 million.

At September 30, 1995, the Company's principal sources of liquidity included approximately $30.0 million in inventory and working capital financing under an agreement with IBM Credit Corporation (the "ICC Agreement") together with an additional $20.0 million provided by IBM Credit Corp. under the ICC Agreement to finance the manufacturing of the Company's MacOS compatible products, all of which was fully utilized.

In addition, the Company has a $5.0 million credit arrangement with Silicon Valley Bank ("SVB") which was partially utilized as of that date. Additionally, the Company's Japanese subsidiary has a revolving line of credit with a bank in Japan under which $3.1 million has been utilized as of September 30, 1995.

As of September 30, 1995, the Company was not in compliance with all of its contractual obligations and financial covenants under the ICC Agreement; however, IBM Credit Corp. has waived such defaults pursuant to an amendment to the ICC Agreement executed in December 1995 (the "ICC Amendment"). The ICC Amendment, among other things, also provides that until March 31, 1996 IBM Credit Corp. will extend advances to the Company in an amount up to 90% of the Company's collections and fund the Company's payroll in the event that collections are insufficient to permit the advances needed for this purpose. Such advances and payroll funding, however, may be suspended by IBM Credit Corp.
(i) immediately following a default of the ICC Amendment, and (ii) following thirty (30) days notice in the event of any default of the ICC Agreement.

As of September 30, 1995, the Company was not in compliance with all of its contractual obligations and financial covenants under its credit arrangement with SVB. As of December 15, 1995 approximately $1,200,000 was outstanding under this credit arrangement, all of which the Company anticipates paying SVB during the first calendar quarter of 1996.

Recently, the Company's limited cash resources have restricted the Company's ability to purchase inventory which in turn has limited its ability to manufacture and sell products and has resulted in additional costs for expedited deliveries. The Company also is delinquent in its accounts payables as payments to vendors are not being made in accordance with vendor terms. The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to profitability, or generate additional cash from other sources. There can be no assurance that the Company will be able to do so.

Additional funds will be needed to finance the Company's development plans and for other purposes, and the Company is now investigating possible financing opportunities. There can be no assurance that additional financing will be available when needed or, if available, that the terms of such financing will not adversely affect the Company's results of operations.



CERTAIN FACTORS THAT MAY AFFECT THE COMPANY'S FUTURE RESULTS OF OPERATIONS

A number of uncertainties exist that could affect the Company's future operating results, including, without limitation, the following:

CONTINUING OPERATING LOSSES

The Company experienced net operating losses in the fiscal years ended September 30, 1993, 1994 and 1995. The Company's ability to achieve and sustain profitable operations will depend upon a number of factors, including the Company's ability to control costs; to develop innovative and cost-competitive new products and to bring those products to market in a timely manner; the rate and mix of Apple computers and related products sold; competitive factors such as new product introductions, product enhancements and aggressive marketing and pricing practices; general economic conditions; and other factors. The Company has faced and expects to continue to face increased competition in graphic cards as a result of Apple's transition of its product line to the PCI Bus. In addition, the Company anticipates significantly lower revenue and gross profit from its digital video products primarily due to lower than anticipated sell through rates for Radius Telecast. For these and other reasons, there can be no assurance that the Company will be able to achieve profitability in the near term.

FLUCTUATIONS IN OPERATING RESULTS

The Company has experienced substantial fluctuations in operating results. The Company's customers generally order on an as-needed basis, and the Company has historically operated with relatively small backlogs. Quarterly sales and operating results depend heavily on the volume and timing of bookings received during the quarter, which are difficult to forecast. A substantial portion of the Company's revenues are derived from sales made late in each quarter, which increases the difficulty in forecasting sales accurately. Recently, shortages of available cash have delayed the Company's receipt of products from suppliers and increased shipping and other costs. The Company recognizes sales upon shipment of product, and allowances are recorded for estimated noncollectable amounts, returns, credits and similar costs, including product warranties and price protection. Due to the inherent uncertainty of such estimates, there can be no assurance that the Company's forecasts regarding bookings, collections, rates of return, credits and related matters will be accurate. A significant portion of the operating expenses of the Company are relatively fixed in nature, and planned expenditures are based primarily on sales forecasts which, as indicated above, are uncertain. Any inability on the part of the Company to adjust spending quickly enough to compensate for any failure to meet sales forecasts or to receive anticipated collections, or any unexpected increase in product returns or other costs, could also have an adverse impact on the Company's operating results.

DEPENDENCE ON AND COMPETITION WITH APPLE

Historically, substantially all of the Company's products have been designed for and sold to users of Apple personal computers, and it is expected that sales of products for such computers will continue to represent substantially all of the net sales of the Company for the foreseeable future. The Company's operating results would be adversely affected if Apple should lose market share, if Macintosh sales were to decline or if other developments were to adversely affect Apple's business. As software applications for the color publishing and multimedia markets become more available on platforms other than Macintosh, it is likely that these other platforms will continue to gain acceptance in these markets. For example, recently introduced versions of the Windows operating environment support high performance graphics and video applications similar to those offered on the Macintosh. There is a risk that this trend will reduce the support given to Macintosh products by third party developers and could substantially reduce demand for Macintosh products and peripherals over the long term.

A number of the Company's products compete with products marketed by Apple. As a competitor of the Company, Apple could in the future take steps to hinder the Company's development of compatible products and slow sales of the Company's products. The Company's business is based in part on supplying products that meet the needs of high-end customers that are not fully met by Apple's products. As Apple improves its products or bundles additional hardware or software into its computers, it reduces the market for Radius products that provide those capabilities. For example, the Company believes that the on-board performance capabilities included in Macintosh Power PC products have reduced and continue to reduce overall sales for the Company's graphics cards. In the past, the Company has developed new products as Apple's progress has rendered existing Company products obsolete, but there can be no assurance that the Company will continue to develop successful new products on a timely basis in the future. In order to develop products for the Macintosh on a timely basis, the Company depends upon access to advance information concerning new Macintosh products. A decision by Apple to cease sharing advance product information with the Company would adversely affect the Company's business.

New products anticipated from and introduced by Apple could cause customers to defer or alter buying decisions due to uncertainty in the marketplace, as well as presenting additional direct competition for the Company. For example, the Company believes that Apple's transition during 1994 to Power PC products caused delays and uncertainties in the market place and had the effect of reducing demand for the Company's products. In addition, sales of the Company's products have been adversely affected by Apple's revamping of its entire product line from NuBus-based to PCI Bus-based computers. In the past, transitions in Apple's products have been accompanied by shortages in those products and in key components for them, leading to a slowdown in sales of those products and in the development and sale by the Company of compatible products. In addition, it is possible that the introduction of new Apple products with improved performance capabilities may create uncertainties in the market concerning the need for the performance enhancements provided by the Company's products and could reduce demand for such products.

COMPETITION

The markets for the Company's products are highly competitive, and the Company expects competition to intensify. Many of the Company's current and prospective competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. The Company believes that its ability to compete will depend on a number of factors, including the success and timing of new product developments by the Company and its competitors, product performance, price and quality, breadth of distribution and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. In addition, the introduction of lower priced competitive products could result in price reductions that would adversely affect the Company's results of operations.

DEPENDENCE ON SUPPLIERS

The Company outsources the manufacturing and assembly of its products to third party suppliers. Although the Company uses a number of manufacturer/assemblers, each of its products is manufactured and assembled by a single supplier. The failure of a supplier to ship the quantities of a product ordered by the Company could cause a material disruption in the Company's sales of that product. In the past, the Company has at times experienced substantial delays in its ability to fill customer orders for displays and other products, due to the inability of certain suppliers to meet their volume and schedule requirements and, recently, due to the Company's shortages in available cash. Due to recent shortages in cash resources and because the Company seeks to manage its use of working capital by, among other things, limiting the backlog of inventory it purchases, the Company is particularly vulnerable to delays in shipments from suppliers. Such delays can cause fluctuations in the Company's short term results and contribute to order cancellations.

The Company is also dependent on sole or limited source suppliers for certain key components used in its products, including certain digital to analog converters, digital video chips, and other products. Certain other semiconductor components and molded plastic parts are also purchased from sole or limited source suppliers. The Company purchases these sole or limited source components primarily pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with sole or limited source suppliers. The Company expects that these suppliers will continue to meet its requirements for the components, but there can be no assurance that they will do so. The introduction of new products presents additional difficulties in obtaining timely shipments from suppliers. Additional time may be needed to identify and qualify suppliers of the new products. Also, the Company has experienced delays in achieving volume production of new products due to the time required for suppliers to build their manufacturing capacity. An extended interruption in the supply of any of the components for the Company's products, regardless of the cause, could have an adverse impact on the Company's results of operations. The Company's products also incorporate components, such as VRAMs, DRAMs and ASICs that are available from multiple sources but have been subject to substantial fluctuations in availability and price. Since a substantial portion of the total material cost of the Company's products is represented by these components, significant fluctuations in their price and availability could affect its results of operations.

TECHNOLOGICAL CHANGE; CONTINUING NEED TO DEVELOP NEW PRODUCTS

The personal computer industry in general, and the color publishing and video applications within the industry, are characterized by rapidly changing technology, often resulting in short product life cycles and rapid price declines. The Company believes that its success will be highly dependent on its ability to develop innovative and cost-competitive new products and to bring them to the marketplace in a timely manner. Should the Company fail to introduce new products on a timely basis, the Company's operating results could be adversely affected. Technological innovation is particularly important for the Company, since its business is based on its ability to provide functionality and features not included in Apple's products. As Apple introduces new products with increased functionality and features, the Company's business will be adversely affected unless it develops new products that provide advantages over Apple's latest offerings. Continued reduction in the available cash resources of the Company could result in the interruption or cancellation of research and product development efforts.

The Company anticipates that the video editing industry will follow the pattern of the professional publishing industry in which desktop publishing products, including those produced by Radius, replaced more expensive, proprietary products, and the Company also anticipates that this evolution will lead to a significant increase in the purchase and use of video editing products. There is a risk that this evolution will not occur in the video editing industry as expected by the Company, or that it will occur at a slower pace than anticipated.

The introduction of new products is inherently subject to risks of delay. Should the Company fail to introduce new products on a timely basis, the operating results of the Company could be adversely affected. The introduction of new products and the phasing out of older products will require the Company to carefully manage its inventory to avoid inventory obsolescence and may require increases in inventory reserves. The long lead times -- as much as three to five months -- associated with the procurement of certain components (principally displays and ASICs) exposes the Company to greater risk in forecasting the demand for new products. There can be no assurance that the Company's forecasts regarding new product demand and its estimates of appropriate inventory levels will be accurate. Moreover, no assurance can be given that the Company will be able to cause all of its new products to be manufactured at acceptable manufacturing yields or that the Company will obtain market acceptance for these products.

DISTRIBUTION

The Company's primary means of distribution is through a limited number of third-party distributors and master resellers. As a result, the Company's business and financial results are highly dependent on the amount of the Company's products that is ordered by these distributors and resellers. Such orders are in turn dependent upon the continued viability and financial condition of these distributors and resellers as well as on their ability to resell such products and maintain appropriate inventory levels. Due in part to the historical volatility of the personal computer industry, certain of the Company's resellers have from time to time experienced declining profit margins, cash flow shortages and other financial difficulties. The future growth and success of the Company will continue to depend in large part upon its reseller channels. If its resellers were to experience financial difficulties, the Company's results of operations could be adversely affected.

INTERNATIONAL SALES

The Company's international sales are primarily made through distributors and the Company's subsidiary in Japan. The Company expects that international sales will represent a significant portion of its net sales and that it will be subject to the normal risks of international sales such as currency fluctuations, longer payment cycles, export controls and other governmental regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. In addition, fluctuations in exchange rates could affect demand for the Company's products. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, the Company's business and operating results could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development and operational personnel and the Company's ability to retain and continue to attract highly skilled personnel. Competition for employees in the computer industry is intense, and there can be no assurance that the Company will be able to attract and retain qualified employees. The Company has recently made a number of management changes, including the appointment of a new Chief Financial Officer. If the Company continues to experience financial difficulties, it may become increasingly difficult for it to hire new employees and retain current employees. The Company does not carry any key person life insurance with respect to any of its personnel.

DEPENDENCE ON PROPRIETARY RIGHTS

The Company relies on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect its proprietary rights. The Company has a number of patents and patent applications and intends to file additional patent applications as it considers appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued to the Company will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. The Company has a number of trademarks and trademark applications. There can be no assurance that litigation with respect to trademarks will not result from the Company's use of registered or common law marks, or that, if litigation against the Company were successful, any resulting loss of the right to use a trademark would not reduce sales of the Company's products in addition to the possibility of a significant damages award. Although, the Company intends to defend its proprietary rights, policing unauthorized use of proprietary technology or products is difficult, and there can be no assurance that the Company's efforts will be successful. The laws of certain foreign countries may not protect the proprietary rights of the Company to the same extent as do the laws of the United States.

The Company has received, and may receive in the future, communications asserting that its products infringe the proprietary rights of third parties, and the Company is engaged and has been engaged in litigation alleging that the Company's products infringe others' patent rights. As a result of such claims or litigation, it may become necessary or desirable in the future for the Company to obtain licenses relating to one or more of its products or relating to current or future technologies, and there can be no assurance that it would be able to do so on commercially reasonable terms.

VOLATILITY OF STOCK PRICE; DILUTION

The price of the Company's Common Stock has fluctuated widely in the past. Management believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions of the personal computer industry in general. Stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by the Company and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. Due to the factors referred to herein, the dynamic nature of the Company's industry, general economic conditions and other factors, the Company's future operating results and stock prices may be subject to significant volatility in the future. In addition, any change in other operating results could have an immediate and significant effect on the prices of the Company's Common Stock. Such stock price volatility for the Common Stock has in the past provoked securities litigation, and future volatility could provoke litigation in the future that could divert substantial management resources and have an adverse effect on the Company's results of operations.

                           CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
RADIUS INC.

We have audited the accompanying consolidated balance sheets of Radius Inc.
as of September 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended September 30, 1995. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respect, the consolidated financial position of Radius Inc. at September 30, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that Radius Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses, and has a deficiency in assets and working capital. In addition the Company has not complied with certain covenants of loan agreements with its lenders. These conditions raise substantial doubt about the Company's ability to continue as a going concern. (Management's plans in regard to these matters are also described in Note 1.) The financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 1 to the Consolidated Financial Statements, in 1993 the Company changed its method of accounting for income taxes.


ERNST & YOUNG LLP

Palo Alto, California
December 8, 1995
except for Note 11, as to which the
date is December 27, 1995

CONSOLIDATED BALANCE SHEETS

September 30  (in thousands)

                                                               1995       1994
                                                            --------   -------
ASSETS
Current assets:
 Cash and cash equivalents                                  $  4,760   $ 15,997
 Accounts receivable, net of allowance
  for doubtful accounts of $8,502 in 1995
  and $2,548 in 1994                                          61,644     62,145
 Inventories                                                  15,071     21,069
 Prepaid expenses and other current assets                     2,336      1,473
 Income tax receivable                                           519      9,083
 Deferred income taxes                                             -      8,400
                                                            --------   --------
    Total current assets                                      84,330    118,167

Property and equipment, net                                    3,031      7,728
Deposits and other assets                                        517        964
                                                            --------   --------
                                                            $ 87,878   $126,859
                                                            --------   --------
                                                            --------   --------

LIABILITIES AND SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
 Accounts payable                                           $ 73,098   $ 39,255
 Accrued payroll and related expenses                          5,815      4,024
 Accrued warranty costs                                        3,170      2,255
 Other accrued liabilities                                    11,920      6,650
 Accrued income taxes                                          1,665      1,237
 Accrued restructuring and other charges                      17,013     15,148
 Short-term borrowings                                        29,489     18,095
 Obligations under capital leases - current portion            1,494      1,647
                                                            --------   --------
   Total current liabilities                                 143,664     88,311

Obligations under capital leases-noncurrent portion            1,331      2,857

Commitments and contingencies

Shareholders' equity: (Net capital deficiency)
 Convertible preferred stock, no par value, 1,000 shares
    authorized; none issued and outstanding
 Common stock, no par value; 50,000 shares authorized;
  issued and outstanding--17,143 shares in 1995 and
  14,046 shares in 1994                                      113,791     87,017
 Common stock to be issued                                    12,022          -
 Accumulated deficit                                        (182,993)   (51,251)
 Accumulated translation adjustment                               63        (75)
                                                            --------   --------
 Total shareholders' equity (Net capital deficiency)         (57,117)    35,691
                                                            --------   --------
                                                             $87,878   $126,859
                                                            --------   --------
                                                            --------   --------

See accompanying notes.

CONSOLIDATED STATEMENTS OF OPERATIONS

For years ended September 30
(in thousands, except per share data)

                                                 1995      1994 (1)   1993 (1)
                                               ---------   --------  ---------

Net sales                                      $ 308,133   $324,805  $ 337,373
Cost of sales                                    302,937    276,948    254,321
                                                 -------   --------   --------
 Gross profit                                      5,196     47,857     83,052
                                                 -------   --------   --------
Operating expenses:
 Research and development                         19,310     33,956     33,503
 Selling, general and administrative              90,068     94,731     84,132
                                                 -------   --------   --------
    Total operating expenses                     109,378    128,687    117,635
                                                 -------   --------   --------
Loss from operations                            (104,182)   (80,830)   (34,583)
Interest and other income (loss)                  (3,045)      (376)       705
Interest expense                                  (3,023)      (869)      (635)
Litigation settlement                            (12,422)         -          -
                                                 -------   --------   --------
Loss before income taxes                        (122,672)   (82,075)   (34,513)
Provision (benefit) for income taxes               9,070     (4,600)   (13,774)
                                                 -------   --------   --------
Loss before cumulative effect of a change
 in accounting principle                        (131,742)   (77,475)   (20,739)
Cumulative effect of a change in method
 of accounting for income taxes                        -          -        600
                                                 -------   --------   --------
Net loss                                       $(131,742)  $(77,475)  $(20,139)
                                                 -------   --------   --------
                                                 -------   --------   --------
Net loss per share:
Loss before cumulative effect
  of a change in accounting principle             $(8.75)    $(5.70)   $(1.61)
Cumulative effect of a change in method
  of accounting for income taxes                       -          -      0.05
                                                 -------   --------   --------
Net loss per share                               $ (8.75)    $(5.70)    (1.56)
                                                 -------   --------   --------
                                                 -------   --------   --------
Common and common equivalent shares used in
  computing net loss per share                    15,049     13,598    12,905
                                                 -------   --------   --------
                                                 -------   --------   --------

(1) This period has been restated to reflect the 1994 Merger of Radius and SuperMac which was accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for fiscal 1993 have not been restated to adjust SuperMac's fiscal year end to that of Radius. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis. The operating results for both the twelve months ended September 30, 1994 and September 30, 1993 include the restructuring and other charges of $16.6 million recorded by SuperMac in December 1993.


See accompanying notes.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the years ended September 30, 1995, 1994 and 1993
(in thousands, except share data)

                                                                                                                 Total
                                                                 Retained                                     Shareholders
                                                                 Earnings                      Accumulated       Equity
                                                    Common     (Accumulated       Deferred     Translation    (Net Capital
                                                     Stock        Deficit)      Compensation    Adjustment     Deficiency)
                                                  ----------   -------------    ------------   ------------   ------------
Balance at September 30, 1992 (1)                   $ 60,203     $ 36,449          $(58)          $  37          $ 96,631
 Issuance of 738 shares of common stock
  under the SuperMac public offering                  15,401                                                       15,401
 Issuance of 517 shares of common stock
  under Stock Option Plans                             1,324            -             -               -             1,324
 Issuance of 159 shares of common stock
  under the Employee Stock Purchase Plans              1,663            -             -               -             1,663
 Tax benefit from stock options exercised              3,358            -             -               -             3,358
 Amortization of deferred compensation                     -            -            36               -                36
 Currency translation adjustment                           -            -             -            (119)             (119)
 Net loss                                                  -      (20,139)            -               -           (20,139)
                                                    --------    ---------          ----           -----         ---------
Balance at September 30, 1993 (1)                     81,949       16,310           (22)            (82)           98,155
 Issuance of 350 shares of common stock
  under Stock Option Plans                             1,800            -             -               -             1,800
 Issuance of 170 shares of common stock
  under Employee Stock Purchase Plans                    989            -             -               -               989
 Issuance of 206 shares of common stock
  pursuant to the acquisition of VideoFusion           1,854            -             -               -              1,854
 Tax benefit from stock options exercised                425            -             -               -                425
 Amortization of deferred compensation                     -            -            22               -                 22
 Currency translation adjustment                           -            -             -               7                  7
 Net loss                                                  -      (77,475)            -               -            (77,475)
 Elimination of SuperMac net loss
  for the three months ended December 31, 1993                      9,914             -               -              9,914
                                                    --------    ---------          ----           -----          ---------
Balance at September 30, 1994                         87,017      (51,251)            -             (75)            35,691
 Issuance of 214 shares of common stock
  under Stock Option Plans                             1,254                                                         1,254
 Issuance of 162 shares of common stock
  under Employee Stock Purchase Plan                   1,298                                                         1,298
 Issuance of 212 shares pursuant to the
  acquisition of VideoFusion                           2,857                                                         2,857
 Settlement of Litigation-stock to be issued          12,022                                                        12,022
 Issuance of 2,509 shares of common stock
  through private placement                           21,365                                                        21,365
 Currency translation adjustment                                                                    138                138
 Net Loss                                                        (131,742)                                        (131,742)
                                                     --------   ---------          ----           -----          ---------
Balance at September 30, 1995                        $125,813   $(182,993)            -            $ 63          $ (57,117)
                                                     --------   ---------          ----           -----          ---------
                                                     --------   ---------          ----           -----          ---------

See accompanying notes.

(1) These periods have been restated to reflect the 1994 Merger of Radius and SuperMac which was accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

CONSOLIDATED STATEMENTS OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
For years ended September 30
(in thousands)

                                                           1995        1994       1993(1)
                                                           ----        ----       -------
Cash flows from operating activities:
 Net loss                                               $(131,742)   $(77,475)   $(20,139)
 Adjustments to reconcile net loss to net cash
 used in operating activities:
   Depreciation and amortization                            4,689       4,542       8,160
   Acquired in-process research and development expenses        -       2,550           -
   Elimination of SuperMac net loss for the three months
       ended December 31, 1993                                  -       9,914           -
   Non-cash restructuring and other charges                57,865      40,775      28,981
   Common stock to be issued                               12,022           -           -
  (Increase) decrease in assets:
     Accounts receivable                                   (5,471)    (20,171)     (7,543)
     Allowance for doubtful accounts                        5,954         426         297
     Inventories                                          (27,140)     (1,058)     (5,633)
     Prepaid expenses and other current assets               (862)      1,739          15
     Income tax receivable                                  8,564         468      (9,551)
     Deferred income taxes                                  8,400      11,248     (11,322)
   Increase (decrease) in liabilities:
     Accounts payable                                      33,843       3,470       2,570
     Accrued payroll and related expenses                  (1,871)     (1,441)      1,014
     Accrued warranty costs                                   915      (1,584)        438
     Other accrued liabilities                              5,270      (4,039)      2,171
     Accrued restructuring and other charges              (13,601)     (6,117)          -
                                                        ---------    --------    --------
     Accrued income taxes                                     428      (1,534)      4,585
     Total adjustments                                     89,005      39,188      14,182
                                                        ---------    --------    --------
     Net cash used in operating activities                (42,737)    (38,287)     (5,957)
                                                        ---------    --------    --------

Cash flows from investing activities:
 Capital expenditures                                      (1,894)     (3,460)     (7,739)
 Deposits and other assets                                   (238)         71           -
 Purchase of short-term investments                             -      (2,002)    (31,914)
 Proceeds from sale of short-term investments                   -      18,395      35,938
                                                        ---------    --------    --------
     Net cash provided by (used in) investing activities   (2,132)     13,004      (3,715)
                                                        ---------    --------    --------
Cash flows from financing activities:
 Issuance of short-term borrowings, net                    11,394      15,275       1,158
 Issuance of common stock                                  23,917       3,214      18,388
 Principal payments of long-term debt                           -         (43)     (1,388)
 Principal payments under capital leases                   (1,679)     (1,179)     (1,140)
                                                        ---------    --------    --------
     Net cash provided by
      financing activities                                 33,632      17,267      17,018
                                                        ---------    --------    --------
Net increase (decrease) in cash and cash equivalents      (11,237)     (8,016)      7,346
Cash and cash equivalents, beginning of period             15,997      24,013      16,667
                                                        ---------    --------    --------
Cash and cash equivalents, end of period                $   4,760    $ 15,997    $ 24,013
                                                        ---------    --------    --------
                                                        ---------    --------    --------

See accompanying notes.

(1) This period has been restated to reflect the 1994 Merger of Radius and SuperMac which was accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for fiscal 1993 have not been restated to adjust SuperMac's fiscal year end to that of Radius. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE ONE.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of Radius Inc. ("Radius") and its wholly owned subsidiaries after elimination of significant intercompany transactions and balances.

  Radius and SuperMac Technologies, Inc. ("SuperMac") merged into the combined company (the "Company") effective August 31, 1994 (the "Merger"), which was accounted for as a pooling of interests. The consolidated financial statements for fiscal 1993 have not been restated to adjust SuperMac's fiscal year end to that of Radius. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

  FINANCIAL STATEMENTS ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Such estimates include the level of allowance for potentially uncollectable receivables and sales returns; inventory reserves for obsolete, slow-moving, or non-salable inventory; and estimated cost for installation, warranty and other customer support obligations. Actual results could differ from these estimates.

  MANAGEMENT'S BUSINESS RECOVERY PLANS

  As shown in the accompanying consolidated financial statements, the Company has incurred recurring operating losses, and has a deficiency in assets and working capital. In addition, as of September 30, 1995, the Company was not in compliance with all of its contractual obligations and financial covenants under its credit agreements. The Company also is delinquent in its accounts payables as payments to vendors are not being made in accordance with vendor terms.

  The Company's relatively limited cash resources have restricted the Company's ability to purchase inventory which in turn has limited its ability to manufacture and sell products and has resulted in additional costs for expedited deliveries. The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to profitability, or generate additional cash from other sources.

  These conditions raise concerns about the Company's ability to continue operations as an ongoing concern. Management has implemented, or has developed plans to implement, a number of actions to address these conditions including: refocusing its efforts on providing solutions for high end digital video and graphics customers; discontinuing sales of mass market and other low value added products; divesting its color server and monochrome display businesses and exploring opportunities for the divestiture of its MacOS compatible systems products and other product lines; significantly reducing expenses and headcount; subleasing all or a portion of its current facility given its reduced occupancy requirements; and investigating various strategic partnering opportunities.

  Additional funds will be needed to finance the Company's development plans and for other purposes, and the Company is now investigating possible financing opportunities. There can be no assurance that additional financing will be available when needed or, if available, that the terms of such financing will not adversely affect the Company's results of operations.

  FISCAL YEAR

  The Company's fiscal year ends on the Saturday closest to September 30 and includes 53 weeks in fiscal 1993 and 52 weeks in all other fiscal years presented. During fiscal 1995, the Company changed its fiscal year end from the Sunday closest to September 30 to the Saturday closest to September 30 for operational efficiency purposes. For clarity of presentation, all fiscal periods in this Form 10-K are reported as ending on a calendar month end.

  FOREIGN CURRENCY TRANSLATION

  The Company translates the assets and liabilities of its foreign subsidiaries into dollars at the rates of exchange in effect at the end of the period and translates revenues and expenses using rates in effect during the period. Gains and losses from these translations are accumulated as a separate component of shareholders' equity. Foreign currency transaction gains or losses, which are included in the results of operations, are not material.

  INVENTORIES

  Inventories are stated at the lower of cost or market. The Company reviews the levels of its inventory in light of current and forecasted demand to identify and provide reserve for obsolete, slow-moving, or non-salable inventory. Cost is determined using standard costs that approximate cost on a first-in, first-out basis. Inventories consist of the following (in thousands):

      September 30                     1995        1994
                                       ----        ----
     Raw materials                   $ 1,559     $ 4,515
     Work in process                   2,258       6,852
     Finished goods                   11,254       9,702
                                     -------     -------
                                     $15,071     $21,069
                                     -------     -------
                                     -------     -------

  PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost and consists of the following
   (in thousands):

      September 30                     1995        1994
                                       ----        ----
     Computer equipment              $ 17,429    $ 18,007
     Machinery and equipment           12,335      14,184
     Furniture and fixtures             6,023       5,562
     Leasehold improvements             1,084       1,683
                                     --------    --------
                                       36,871      39,436

     Less accumulated depreciation
     and amortization                 (33,840)    (31,708)
                                     --------    --------
                                     $  3,031    $  7,728
                                     --------    --------
                                     --------    --------

  Depreciation has been provided for using the straight-line method over estimated useful lives of three to five years. Equipment under capital leases and leasehold improvements are being amortized on the straight-line method over six years or the remaining lease term, whichever is shorter.

  LONG-LIVED ASSETS

  In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

  REVENUE RECOGNITION

  Revenue is recognized when products are shipped. Sales to certain resellers are subject to agreements allowing certain rights of return and price protection on unsold merchandise held by these resellers. The Company provides for estimated returns at the time of shipment and for price protection following price declines.

  WARRANTY EXPENSE

  The Company provides at the time of sale for the estimated cost to repair or replace products under warranty. The warranty period commences on the end user date of purchase and is normally one year for displays and digital video products and for the life of the product for graphics cards.

  INCOME TAXES

  Effective October 1, 1992, the Company adopted FASB Statement 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the liability method prescribed by Statement 96, which is superseded by Statement 109. Among other changes, Statement 109 changes the recognition and measurement criteria for deferred tax assets included in Statement 96.

  As permitted by Statement 109, the Company has elected not to restate the financial statements of any prior years. The cumulative effect of the change in method of accounting for income taxes decreased the net loss by $600,000 or $0.05 per share in fiscal 1993 on a combined basis.

  LOSS PER SHARE

  Net loss per share is computed using the weighted average number of common shares outstanding.

  CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents; investments with maturities between three and twelve months are considered to be short-term investments. Cash equivalents are carried at cost which approximates market. There were no short-term investments as of September 30, 1995 or 1994. Approximately $1.6 million of the $4.8 million of cash and cash equivalents available at September 30, 1995 was restricted under various letters of credit.

  OFF BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT RISK

  The Company sells its products to direct computer resellers in the United States and to distributors in various foreign countries. The Company performs on-going credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.

  The Company also hedges substantially all of its trade accounts receivable denominated in foreign currency through the use of foreign currency forward exchange contracts based on firm commitments. Gains and losses associated with currency rate changes on forward contracts are recognized in the consolidated statements of operations and were not material. At September 30, 1995, the Company had forward contracts to sell three different foreign currencies which totaled the equivalent of approximately $11.1 million and mature between October 1995 and November 1995. At September 30, 1995, the fair value of the Company's forward contracts approximated cost.

  RELATED PARTIES

  In fiscal 1994, the Company acquired shares of preferred stock of Portrait Display Labs ("PDL") and a warrant to purchase additional shares of PDL preferred stock in exchange for the cancellation of certain rights held by the Company to purchase all of the outstanding equity securities or assets of the predecessor entity to PDL. The warrant permitted the purchase of approximately an additional 10% interest in PDL. The Company also was granted one seat on PDL's Board of Directors. In addition, the Company licensed PDL certain pivot display technology in exchange for the payment of royalties. Product revenues were approximately $5.0 million in fiscal 1994. In fiscal 1995, the Company exercised the warrant for an additional 10% interest in PDL in exchange for cancellation of approximately $945,000 in accounts receivable. There were no product revenues for the fiscal 1995 to this related party. The receivable from PDL at September 30, 1995 was approximately $980,000.

  Subsequent to September 30, 1995, the Company signed a series of additional agreements with Portrait Display Labs, see Note 11 to the Consolidated Financial Statements.

  There were no material transactions from this or any other related party during fiscal 1993.

NOTE TWO.  BORROWINGS

  LINE OF CREDIT ARRANGEMENT

  In February 1995, the Company and IBM Credit Corp. ("ICC") entered into a $30.0 million Inventory and Working Capital Financing Agreement (the "ICC Agreement"). The ICC Agreement permits advances for inventory and working capital up to the lesser of $30.0 million or 85% of eligible receivables ("Inventory and Working Capital Advances"). In September 1995, ICC advanced an additional $20.0 million under the ICC Agreement to finance the manufacturing of the Company's MacOS compatible products (the "MacOS Advances"). Advances bear interest at rates ranging from prime rate plus 2.25% to prime rate plus 4% and are secured by all the assets of the Company. The ICC Agreement expires in March 1996.

  As of September 30, 1995, $50.8 million was outstanding under the ICC Agreement consisting of $30.8 million in Inventory and Working Capital Advances and approximately $20.0 million in MacOS Advances. The outstanding Inventory and Working Capital Advances included $18.7 million in working capital advances supported by eligible receivables, $6.1 million in working capital advances in excess of the borrowing base, and $6.1 million in inventory advances. The $24.7 million in working capital advances are included in Short-term borrowings in the Consolidated Financial Statements. The $6.1 million in inventory advances, together with the approximately $20.0 million in MacOS Advances, are included in Accounts payable in the Consolidated Financial Statements.

  As of September 30, 1995, the Company was not in compliance with all of its contractual obligations and financial covenants under the ICC Agreement (specifically, revenues to working capital ratio, net profit to revenue, and total liabilities to total net worth); however, IBM Credit has waived such defaults pursuant to an amendment to the ICC Agreement. See Note 11 to the Consolidated Financial Statements.

  In addition, the Company entered into a Business Loan Agreement on March 20, 1995 with Silicon Valley Bank. The agreement, which expires on March 19, 1996, allows the Company to issue letters of credit as a sub-facility under a $5.0 million foreign accounts receivable revolving line of credit subject to an interest rate of up to the prime rate plus 1.25%. The related debt outstanding as of September 30, 1995 was $1.7 million and outstanding letters of credit were $0.8 million. The Company was not in compliance with all the terms of this credit arrangement.

  One of the Company's subsidiaries has a revolving line of credit with a bank in Japan. Borrowings were approximately $3.1 million at September 30, 1995. This note bears interest at the lesser of the Euro-yen rate or the bank's prime lending rate (1.5 percent at September 30, 1995, the prime rate). The line of credit is renewed every six months with the next renewal in December 1995.

NOTE THREE.  COMMITMENTS AND CONTINGENCIES

     LEASES

     The Company leases facilities under operating leases and certain computer equipment and office furniture under capital leases. Depreciation expense for assets under capital leases is included in depreciation and amortization expense. The cost and net book value of these capitalized lease assets included in property and equipment are (in thousands):


     At September 30,                        Cost       Net Book Value
                                           -------      --------------
     1995                                  $ 7,437        $ 2,642
     1994                                    7,437          4,021

     Future minimum lease payments at September 30, 1995, under capital leases and noncancelable operating leases are as follows (in thousands):

                                                     Capital      Operating
                                                      Leases         Leases
                                                    ---------     ---------
     1996                                           $  1,686       $  1,837
     1997                                              1,155          1,887
     1998                                                280          1,843
     1999                                                  -          1,750
     2000                                                  -          1,759
                                                     -------      ---------
     Total minimum lease payments                      3,121       $  9,076

     Amount representing interest                      (296)
                                                     -------

     Present value of minimum lease payments           2,825
     Amount due within one year                      (1,494)
                                                     -------
     Amount due after one year                        $1,331
                                                     -------
                                                     -------

     Rent expense charged to operations amounted to approximately $3.5 million, $3.0 million and $3.8 million for the years ended September 30, 1995, 1994 and 1993, respectively. The rent expense amounts for fiscal 1995, 1994 and 1993 exclude a provision for remaining lease obligations on excess facilities. See Note 8 of Notes to the Consolidated Financial Statements.

     Sublease income for fiscal 1995 and 1994 was approximately $0.6 million and $0.1 million. There was no sublease income for fiscal 1993.

     CONTINGENCIES

     DISPLAY SCREEN SIZE
     The Company was named as one of approximately 42 defendants in Shapiro et al. v. ADI Systems, Inc. et al., Superior Court of California, Santa Clara County, case no. CV751685, filed August 14, 1995. Radius was named as one of approximately 32 defendants in Maizes & Maizes et al. v. Apple Computer et al., Superior Court of New Jersey, Essex County, case no. L-13780-95, filed December 15, 1995. Plaintiffs in each case purport to represent alleged classes of similarly situated persons and/or the general public, and allege that the defendants falsely advertise that the viewing areas of their computer monitors are larger than in fact they are.

     The Company was served with the Shapiro complaint on August 22, 1995, and has not yet been served with the Maizes complaint. Defendants' petition to the California State Judicial Council to coordinate the Shapiro case with similar cases brought in other California jurisdictions was granted in part and it is anticipated that the coordinated proceedings will be held in Superior Court of California, San Francisco County. Discovery proceedings have not yet begun in either case. In the opinion of management, based on the facts known at this time, the eventual outcome of these cases is unlikely to have a material adverse effect on the results of operations or financial position of the Company.

     ELECTRONICS FOR IMAGING
     On November 16, 1995, Electronics for Imaging, Inc. ("EFI") filed a suit in the United States District Court in the Northern District of California alleging that the Company infringes a patent allegedly owned by EFI. Although the complaint does not specify which Radius products allegedly infringe the patent, EFI is a prime competitor of Radius in the Color Server market. Radius' Color Server products are material to its business.

     The Company has filed an answer denying all material allegations, and has filed counterclaims against EFI alleging causes of action for interference with prospective economic benefit, antitrust violations, and unfair business practices. The Company believes it has meritorious defenses to EFI's claims and is defending them vigorously. In addition, the Company believes it may have indemnification rights with respect to EFI's claims. In the opinion of management, based on the facts known at this time, the eventual outcome of this case is unlikely to have a material adverse effect on the results of operations or financial position of the Company.

     SECURITIES LITIGATION.
     In September 1992, the Company and certain of its officers and directors were named as defendants in a securities class action litigation brought in the United States District Court for the Northern District of California that sought unspecified damages, prejudgment and postjudgment interest, attorneys' fees, expert witness fees and costs, and equitable relief. In July 1994, SuperMac and certain of its officers and directors, several venture capital firms and several of the underwriters of SuperMac's May 1992 initial public offering and its February 1993 secondary offering were named as defendants in a class action litigation brought in the same court that sought unspecified damages, prejudgment and postjudgment interest, attorneys' fees, experts' fees and costs, and equitable relief (including the imposition of a constructive trust on the proceeds of defendants' trading activities).

     In June 1995, the Court approved the settlement of both litigations and entered a Final Judgment and Order of Dismissal. Under the settlement of the litigation brought in 1992 against the Company, our insurance carrier paid $3.7 million in cash and the Company will issue 128,695 shares of its Common Stock to a class action settlement fund. In the settlement of the litigation brought in 1994 against SuperMac, the Company paid $250,000 in cash and will issue into a class action settlement fund 707,609 shares of its Common Stock. The number of shares to be issued by the Company will increase by up to 100,000 if the price of the Common Stock is below $12 per share during the 60-day period following the initial issuance of shares.
     In connection with these settlements, the Company recorded a charge of $12.4 million in the Consolidated Financial Statements reflecting settlement costs not covered by insurance as well as related legal fees.

     The Company has periodically received communications from third parties asserting infringement of patent rights on certain of the Company's products and features. Management does not believe any claims made will have a material adverse effect on the results of operations or financial position of the Company.

     NOTE FOUR.  SHAREHOLDERS' EQUITY

     COMMON STOCK

     In June 1995, the Company sold approximately 2.5 million shares of its Common Stock in a series of private placements to a small number of investors unaffiliated with the Company. Proceeds from the offering, net of commission and other related expenses were $21.4 million. The net proceeds were used for working capital.

     STOCK OPTIONS

     The Company's 1986 Stock Option Plan, as amended, authorizes the issuance of up to 2,975,000 shares of common stock upon the exercise of incentive stock options or nonqualified stock options that may be granted to officers, employees (including directors who are also employees), consultants and independent contractors. Under the plan, options are exercisable for a term of up to ten years after issuance. Options may be granted at prices ranging from 50% to 100% of the fair market value of the stock on the date of grant, as determined by the Board of Directors. Vesting of shares is also determined by the Board of Directors at the date of grant. The 1986 Stock Option Plan will expire in October 1996.

     On August 31, 1994, pursuant to the Merger, Radius assumed 975,239 outstanding options originally issued under the SuperMac 1988 Stock Option Plan. These options will be administered in accordance with the SuperMac 1988 Stock Option Plan until all options are exercised or expired. Under the plan, options are exercisable for a term of up to ten years after issuance.

     The following table summarizes the consolidated activity of the 1986 and 1988 Stock Option Plans and the 1992 Non-Employee Directors' Stock Option
     Plan:


                                                                  September 30,
                                                     ------------------------------------------
                                                          1995           1994           1993
     Outstanding at beginning of year                   2,042,481      2,208,783      2,157,040

     Granted                                              707,590        892,131      1,219,514

     Exercised                                           (213,791)      (294,042)      (516,597)

     Canceled                                            (838,745)      (764,391)      (651,174)
                                                     ------------   ------------    -----------

     Outstanding at September 30                        1,697,535      2,042,481      2,208,783
                                                     ------------   ------------    -----------
                                                     ------------   ------------    -----------
     Price range at September 30                     $1.36-$28.96   $0.42-$32.18   $0.42-$30.14
                                                     ------------   ------------    -----------
                                                     ------------   ------------    -----------
     Exercisable at September 30                        1,325,222        706,474        455,241
                                                     ------------   ------------    -----------
                                                     ------------   ------------    -----------
     Available for grant at September 30                  415,586        281,726        331,314
                                                     ------------   ------------    -----------
                                                     ------------   ------------    -----------


     The stock option activity as shown in the table for fiscal 1993 has not been restated to adjust SuperMac's fiscal year end to that of Radius. Fiscal 1993 includes Radius' activity on a September 30 fiscal year basis and SuperMac's activity on a December 31 calendar year basis. The fiscal 1994 period includes the Radius activity for fiscal year ended September 30, 1994 and SuperMac activity for the nine months ended September 30, 1994.

     The Company has also reserved 100,000 shares of common stock for issuance to non-employee directors pursuant to options granted under the 1994 Directors' Stock Option Plan (the "1994 Plan"). Such options may only be nonqualified stock options, must be exercised within ten years from the date of grant, and must be granted in accordance with a non-discretionary formula. Under this formula, each new director receives an option to purchase 10,000 shares when that director is first appointed to the Board and an option to purchase 2,500 shares on each anniversary of such director's appointment. As of September 30, 1995, 27,500 shares had been granted under this plan at exercise prices ranging from $7.44 to $12.00 per share. Options to purchase 1,250 shares were canceled following the resignation of a director. None of the options granted under the 1994 Plan are exercisable.

     Prior to the approval of the 1994 Plan, the 1990 Directors' Stock Option Plan (the "Prior Plan") was in effect. As of September 30, 1995, the Prior Plan had 33,750 options outstanding at prices ranging from $8.00 to $17.25. Such options are nonqualified stock options, must be exercised within five years from the date of grant, and were granted in accordance with a non-discretionary formula. Options unissued under the Prior Plan become available for grant under the 1994 Plan. As of September 30, 1995, options to purchase 37,500 shares became available upon the resignation of three directors. In addition, 28,750 options to purchase shares, which were never granted under the Prior Plan were transferred to the 1994 Plan.

     In March 1993, the Company granted a nonqualified stock option to one officer to purchase a total of 250,000 shares of common stock outside the Company's 1986 Stock Option Plan at an exercise price of $7.75 per share. This option is exercisable for a term of ten years and vests over a fifty month period commencing on the date of grant. During fiscal 1994, 150 of these shares were exercised by the officer, and as of September 30, 1995 an additional 149,850 shares were exercisable.

     In June 1995, the Company repriced approximately 232,000 of then outstanding options to an exercise price of $12.00 per share, the fair market value of the Company's stock on the date of the repricing.

     EMPLOYEE STOCK PURCHASE PLAN

     The Company has an employee stock purchase plan under which substantially all employees may purchase common stock through payroll deductions at a price equal to 85% of its fair market value as of certain specified dates. Stock purchases under this plan are limited to 10% of an employee's compensation, and in no event may exceed $21,250 per year. Under this plan a total of 650,000 shares of common stock have been reserved for issuance to employees. At September 30, 1995, 255,859 shares remain available for issuance under the plan.

     EMPLOYEE STOCK PLANS

     The Company account for its stock option plans and the Employee Stock Purchase Plan in accordance with provisions of the accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock Based Compensation." SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with the provision of APB 25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

NOTE FIVE.  FEDERAL AND STATE INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                      1995         1994           1993
     ------------------------------------------------------------------
     For years ended September 30
     (in thousands)
     Federal:

          Current               $      -      $ (12,583)    $   (3,974)
          Deferred                 7,170         12,311         (7,505)
                                --------      ---------     ----------
                                   7,170           (272)       (11,479)
     Foreign:

          Current                    650            376            297
                                --------      ---------     ----------
     State:

          Current                     20         (3,641)           844
          Deferred                 1,230         (1,063)        (3,436)
                                --------      ---------     ----------
                                   1,250         (4,704)        (2,592)
                                --------      ---------     ----------
                                $  9,070      $  (4,600)    $  (13,774)
                                --------      ---------     ----------
                                --------      ---------     ----------

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                                    1995         1994
-------------------------------------------------------------------------------------------------------
For years ended September 30
(in thousands)

Deferred tax assets:
     Net operating loss carryovers                                               $  27,077      $   5,100
     Reserves and accruals not currently tax deductible                             22,342         10,055
     Restructuring reserves                                                         22,314              -
     Credit carryovers                                                               6,280          3,100
     Inventory valuation differences                                                 4,188         12,612
     Depreciation                                                                    4,079          4,202
     Capitalized research & development expenditures                                 3,202          2,193
                                                                                 ---------     ----------
     Other                                                                               -            374
     Total deferred tax assets                                                      89,482         37,636
                                                                                 ---------     ----------
     Valuation allowance for deferred tax assets                                   (85,086)       (26,724)
                                                                                 ---------     ----------
     Deferred tax assets                                                         $   4,396      $  10,912
                                                                                 ---------     ----------
                                                                                 ---------     ----------

Deferred tax liabilities:

     State income tax                                                            $   3,849      $   2,512
     Other                                                                             547              -
                                                                                 ---------     ----------
     Total deferred tax liabilities                                                  4,396          2,512
                                                                                 ---------     ----------
     Net deferred tax assets                                                     $       -      $   8,400
                                                                                 ---------     ----------
                                                                                 ---------     ----------

FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in the prior three years and as a result of the material changes in operations reported in its 1995 fiscal fourth quarter, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows:


                                                                 1995           1994           1993
----------------------------------------------------------------------------------------------------
For years ended September 30
(in thousands)

Expected tax at statutory rate                              $  (42,935)    $  (28,726)    $  (12,080)
Change in valuation allowance                                   49,820         26,724              -
State income tax, net of federal tax benefit                     1,250         (3,105)        (1,707)
Non-deductible merger costs                                          -          1,054              -
Non-deductible charge for purchased
    research and development                                         -            763              -
Research and development tax credits                              (497)          (458)          (734)
Other                                                            1,432           (852)           747
                                                            ----------     ----------     ----------
                                                            $    9,070     $   (4,600)    $  (13,774)
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------


As of September 30, 1995, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $71,000,000 and $27,900,000, respectively. The state loss carryforwards will expire beginning in 1998, if not utilized, and the federal loss carryforwards will expire beginning in 2010, if not utilized. In addition, the Company had tax credit carryforwards of approximately $6,280,000 which will expire beginning in 2005, if not utilized.

Utilization of net operating loss and tax credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

NOTE SIX.  STATEMENTS OF CASH FLOWS

                                                        1995           1994           1993
     -------------------------------------------------------------------------------------
     For years ended September 30,
     (in thousands)

     Supplemental disclosure of cash
       flow information (in thousands):

     Cash paid (received) during the year for:

     Interest                                      $   1,620      $     812      $     927
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------
     Income taxes                                  $  (8,370)     $  (8,295)     $   2,661
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------
     Supplemental schedule of noncash
       investing and financing activities
       (in thousands):

     Retirement of fully and partially
       depreciated assets                          $   4,459      $   6,025      $   1,544
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------
     Tax benefit from stock options
       exercised                                   $       -      $     425      $   3,358
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------
     Equipment acquired pursuant to
       capital leases                              $       -      $   2,000      $   4,138
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------
     Common stock issued pursuant to
       VideoFusion agreement                       $   2,857      $       -      $       -
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------

NOTE SEVEN.  EXPORT SALES AND MAJOR CUSTOMERS

   The Company currently operates in one principal industry segment: the design, manufacturing and marketing of color publishing and digital video computer products. The Company's export sales were approximately $124,469,000, $112,050,000 and $108,115,000 in the fiscal years ended
   September 30, 1995, 1994 and 1993, respectively, and included export sales to Europe of approximately $57,257,000, $60,621,000, and $59,473,000, respectively. The Pacific, Asia, and Latin America region sales were approximately $67,212,000, $51,428,000 and $48,642,000 for fiscal years ended September 30, 1995, 1994 and 1993, respectively.

   One customer accounted for approximately 34.0%, 13.5% and 11.5% of the Company's net sales during the years ended September 30, 1995, 1994 and 1993, respectively.


NOTE EIGHT.  RESTRUCTURING AND OTHER CHARGES

   RADIUS JUNE 1993 RESTRUCTURING AND OTHER CHARGES
   In June 1993, Radius announced a restructuring program designed to reduce costs and improve operating efficiencies. The program included, among other things, the write-down of inventory following Radius' decision to phase out its older generation of products, lease termination expenses, capital equipment write-offs, severance payments, and costs associated with the discontinuation of Radius' minicomputer-class server product. The restructuring program costs of $15.5 million were recorded during the third quarter of fiscal 1993. These charges (in thousands) are included in: cost of sales ($10,993); research and development ($411); and selling, general and administrative expenses ($4,096). The Company completed this restructuring event by the end of calendar 1994. There were no material changes in the restructuring plan or in the estimates of the restructuring costs from the recognition of the charge in June 1993 with the completion of the restructuring program in December 1994.

   SUPERMAC DECEMBER 1993 RESTRUCTURING AND OTHER CHARGES
   In December 1993, SuperMac recorded charges of $16.6 million in connection with a program to adjust inventory levels, eliminate excess facilities, terminate certain projects and contract arrangements and reduce the number of employees. The charges (in thousands) are included in: cost of sales ($13,352); research and development ($2,000); and selling, general and administrative expenses ($1,238). There have been no material changes in the restructuring plan or in the estimates of the restructuring costs. The Company has $236,000 remaining in its restructuring reserve related to facility costs, the balance of which is expected to be eliminated in fiscal 1996. As noted in the Consolidated Financial Statements, the consolidated results for the Company in both the twelve months ended September 30, 1994 and the fiscal period ended 1993 include SuperMac's $16.6 million charge.

   RADIUS FISCAL 1994 MERGER RELATED RESTRUCTURING AND OTHER CHARGES
   In the fourth quarter of fiscal 1994, the Company recorded charges of $43.4 million in connection with the Merger of Radius and SuperMac. These charges include the discontinuance of duplicative product lines and related assets; elimination of duplicative facilities, property and equipment and other assets; and personnel severance costs as well as transaction fees and costs incidental to the merger. The charges (in thousands) are included in: net sales ($3,095); cost of sales ($25,270); research and development ($4,331); and selling, general and administrative expenses ($10,711). The elements of the total charge as of September 30, 1995 are as follows (in thousands):

                                                                  Representing
                                                        -----------------------------------------
                                                                                     Cash Outlays
                                                                          -----------------------
                                                                 Asset
                                                Provision  Write-Downs    Completed        Future
   Adjust inventory levels                        $22,296      $19,200      $ 3,096      $     -
   Excess facilities                                2,790          400        2,236          154
   Revision of the operations business model        9,061        7,078        1,268          715
   Employee severance                               6,311            -        6,311            -
   Merger related costs                             2,949            -        2,949            -
                                                  -------      -------      -------      -------
   Total charges                                  $43,407      $26,678      $15,860      $   869

   The adjustment of inventory levels reflects the discontinuance of duplicative product lines. The provision for excess facility costs represents the write-off of leaseholds and sublease costs of Radius' previous headquarters, the consolidation into one main headquarters and the consolidation of sales offices. The revision of the operations business model reflects the reorganization of the combined Company's manufacturing operations to mirror Radius' manufacturing reorganization in 1993. This reorganization was designed to outsource a number of functions that previously were performed internally, reduce product costs through increased efficiencies and lower overhead, and focus the Company on a limited number of products. Employee severance costs are related to employees or temporary employees who were released due to the revised business model. Approximately 250 employees were terminated in connection with the Merger. The provision for merger related costs is for the costs associated with the Merger transaction, such as legal,
   investment banking and accounting fees.   The Company has spent $15.9 million
   of cash for restructuring through September 30, 1995. The Company expects to have substantially completed the restructuring by September 1996. During fiscal 1995, approximately $2.1 million of merger related restructuring reserves were reversed and recorded as an expense reduction due to changes in estimated requirements.

   RADIUS FISCAL 1995 RESTRUCTURING AND OTHER CHARGES
   In September 1995, Radius recorded charges of $57.9 million in connection with the Company's efforts to refocus its business on the color publishing and multimedia markets. The charges primarily included a writedown of inventory and other assets. Additionally, it included expenses related to the cancellation of open purchase orders, excess facilities and severance. The charges (in thousands) are included in cost of sales ($47,004), and selling, general and administrative expense ($10,861). The elements of the total charge as of September 30, 1995 are as follows (in thousands):

                                                                  Representing
                                                        -----------------------------------------
                                                                                     Cash Outlays
                                                                          -----------------------
                                                                 Asset
                                                Provision  Write-Downs    Completed        Future
   Adjust inventory levels                       $ 33,138     $ 32,300      $     -      $    838
   Excess facilities                                2,004          404            -         1,600
   Cancellation fees and asset write-offs          19,061        5,196            -        13,865
   Employee severance                               3,662            -            -         3,662
                                                 --------     --------      -------      --------
   Total charges                                 $ 57,865     $ 37,900      $     -      $ 19,965

   The adjustment of inventory levels reflects the discontinuance of several product lines. The provision for excess facility costs represent the write-off of leasehold improvements and the costs associated with anticipated reductions in facilities. The cancellation fees and asset write-offs reflect the Company's decision to refocus its efforts on providing solutions for the color publishing and multimedia markets. Employee severance costs are related to employees or temporary employees who have been or will be released due to the revised business model. As of December 15, 1995, approximately 157 positions had been eliminated in connection with the new business model. The Company had not spent any cash for this restructuring as of September 30, 1995. As of September 30, 1995, the Company had cash and cash equivalents of $4.8 million. See "Management's Business Recovery Plans" at Note 1 due to the Consolidated Financial Statements. The Company expects to have substantially completed the restructuring by September 1996.

NOTE NINE.  VIDEOFUSION ACQUISITION

   The Company acquired VideoFusion, Inc. ("VideoFusion") on September 9, 1994. VideoFusion is a developer of advanced digital video special effects software for Apple Macintosh and compatible computers. The Company acquired VideoFusion in exchange for approximately 890,000 shares of the Company's Common Stock, 205,900 shares of which were issued at the closing of the acquisition. The balance of the shares were to be issued in installments over a period of time contingent on the achievement of certain performance milestones and other factors. In addition, the Company was required to pay up to $1.0 million in cash based upon net revenues derived from future sales of products incorporating VideoFusion's technology. The purchase price for VideoFusion, including closing costs and the issuance of shares of Common Stock valued at $500,000 in connection with the achievement of the first milestone was approximately $2.4 million. This amount was allocated to the assets and liabilities of VideoFusion and resulted in identifiable intangibles of approximately $440,000 and an in-process research and development expense of approximately $2.2 million. The intangible asset was to be amortized over two years. The Company recognized the charge of approximately $2.7 million for in-process research and development and other costs associated with the acquisition of VideoFusion during the fourth quarter of fiscal 1994.

   In May 1995, the Company entered into an agreement with the former holders of VideoFusion stock to settle the contingent stock and earnout payments that were originally contemplated. Pursuant to this agreement, the Company issued approximately 212,000 shares, and paid approximately $200,000, to the former holders of VideoFusion stock. These transactions resulted in additional compensation expense of approximately $3.0 million which was recorded in fiscal 1995.

NOTE TEN.  MERGER WITH SUPERMAC TECHNOLOGIES, INC.

   On August 31, 1994, Radius merged with SuperMac in exchange for 6,632,561 shares of Radius' common stock. SuperMac was a designer, manufacturer, and marketer of products that enhanced the power and graphics performance of personal computers. The Merger was accounted for as a pooling of interests, and, accordingly, the Company's Consolidated Financial Statements and Notes to Consolidated Financial Statements have been restated to include the results of SuperMac for all periods presented.

   Separate results of operations for the periods prior to the Merger are as follows (in thousands):

                                                                      Merger-
                                                                      Related
                                            Radius     SuperMac       Expenses   Adjustment       Combined
                                            ------     --------       --------   ----------       --------
   Year ended September 30, 1994
      Net revenues                        $162,922     $164,978      $ (3,095)          $ -       $324,805
      Net loss                             (18,293)     (15,775)      (43,407)            -        (77,475)
   Year ended September 30, 1993
      (SuperMac as of December 1993)
      Net revenues                         134,872      202,501             -             -        337,373
      Net loss                             (17,415)      (2,724)            -             -        (20,139)

   The merger related expenses reflect the recording of the merger related restructuring and other charges.

   Prior to the Merger, SuperMac's fiscal year end was December 31. SuperMac's separate results for fiscal 1994 have been restated to conform with the twelve months ended September 30. The Consolidated Financial Statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis. Therefore, the results for both the fiscal year ended September 30, 1994 and the results for the fiscal year ended 1993 include the results for SuperMac's three months ended December 31, 1993. Unaudited revenues, cost and expenses, and net loss of SuperMac for the three months ended December 31, 1993 were, $48,478,000, $64,715,000 and $9,914,000, respectively.

   The Company incurred substantial costs in connection with the Merger and consolidation of operations. Included in the accompanying consolidated statement of operations for the year ended September 30, 1994 are merger related expenses totaling $43,407,000 consisting primarily of charges for the discontinuance of duplicative product lines and related assets, elimination of duplicative facilities, property and equipment and other assets, and personnel severance costs as well as transaction fees and costs incident to the Merger. See Note 8 of Notes to the Consolidated Financial Statements.

NOTE ELEVEN.  SUBSEQUENT EVENTS

   PORTRAIT DISPLAY LABS
   On December 19, 1995, the Company signed a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock. See Note 1 to the Consolidated Financial Statements.

   DISPLAY TECHNOLOGIES ELECTROHOME INC.
   On December 21, 1995, the Company signed a Business Purchase Agreement and an Asset Purchase and License Agreement with Display Technologies Electrohome Inc. ("DTE"). Pursuant to the agreements and subject to certain closing conditions, DTE will purchase Radius' monochrome display monitor business and certain assets related thereto, for approximately $200,000 in cash and cancellation of $2.5 million of the Company's indebtedness to DTE. In addition, DTE and Radius will cancel outstanding contracts relating to DTE's manufacture and sale of monochrome display monitors to Radius.

   COLOR SERVER GROUP
   On December 23, 1995, the Company signed a definitive agreement pursuant to which the Company will sell its Color Server business to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. The Company will receive approximately $21,945,175 in cash (subject to certain post-closing adjustments) and 4,282 shares of the Parent's 6% Series B Redeemable and Convertible Preferred Stock (the " Series B Preferred Stock"). The shares of Series B Preferred Stock will be convertible by the Company at any time into 19.9% of the Parent's common stock outstanding as of the closing of the transaction. The shares of Series B Preferred Stock also will be redeemable by the Parent at any time, and will be subject to mandatory redemption beginning on the sixth anniversary of issuance, in each case at a redemption price of $1,000 per share plus accrued dividends. The transaction is expected to close in January 1996. Under the Inventory and Working Capital Agreement, as recently amended, with IBM Credit Corp., the Company is required to pay all of the net proceeds of the Color Server business transaction to IBM Credit Corp. in order to reduce the Company's outstanding indebtedness under that agreement.

   IBM CREDIT CORP.
   On December 14, 1995, the Company and IBM Credit Corp. ("ICC") amended the Inventory and Working Capital Financing Agreement (the "ICC Agreement") entered into by the Company and ICC on February 17, 1995 and subsequently revised in September 1995 to fund the manufacturing of the Company's MacOS compatible systems products. See Note 2 to the Consolidated Financial Statements. Under the amendment, ICC waived the Company's failure to comply with all of its contractual obligations and financial covenants under the ICC Agreement. The ICC Amendment, among other things, also provides that until March 31, 1996 ICC will extend advances to the Company in an amount up to 90% of the Company's collections and fund the Company's payroll in the event that collections are insufficient to permit the advances needed for this purpose. Such advances and payroll funding, however, may be suspended by ICC (i) immediately following a default of the ICC Amendment, and (ii) following thirty (30) days notice in the event of any default of the ICC Agreement. The ICC Amendment also requires the Company to pay all of the net proceeds of the Color Server Group transaction to ICC to reduce the Company's outstanding indebtedness under the ICC Agreement.

   1995 STOCK OPTION PLAN
   On December 20, 1995, the Company's Board of Directors adopted the 1995 Stock Option Plan to replace the 1986 Stock Option Plan that expires in 1996, and reserved 850,000 shares (plus all unissued and unexercised shares available under the existing 1986 Stock Option Plan) for issuance thereunder. The 1995 Stock Option Plan is subject to shareholder approval. See Note 4 to the Consolidated Financial Statements.

                     MARKET FOR RADIUS INC.'S COMMON EQUITY AND
                           RELATED SHAREHOLDER MATTERS

The Company's Common Stock is traded in the over-the-counter market on the Nasdaq National Market under the symbol "RDUS." The following table sets forth, for the periods indicated, the high and low bid prices of the Common Stock as reported on the Nasdaq National Market, giving effect to the one-for-two reverse stock split of its Common Stock, which first affected trading on August 31, 1994. These prices reflect inter-dealer bid prices and do not include retail markups, mark downs or commissions.



1995 FISCAL YEAR
Quarter 1 ended December 31, 1994      10 1/4 to 7 5/8
Quarter 2 ended March 31, 1995         14 1/2 to 9
Quarter 3 ended June 30, 1995          13 3/4 to 9 1/8
Quarter 4 ended September 30, 1995     12 1/2 to 6 15/16

1994 FISCAL YEAR
Quarter 1 ended December 31, 1993      17 1/2 to 7 1/4
Quarter 2 ended March 31, 1994         17 3/4 to 13 3/4
Quarter 3 ended June 30, 1994          15 1/2 to 8 3/4
Quarter 4 ended September 30, 1994     10 1/4 to 8


As of December 15, 1995, there were 598 holders of record of the Company's Common Stock, which does not include those who held in street or nominee name.

The Company has never declared or paid any cash dividends on its capital stock. In addition, the Company's revolving line of credit agreements require the prior written consent of the lenders before the Company can pay any cash dividend on its capital stock. The Company anticipates that it will retain earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

                       EXECUTIVE OFFICERS AND DIRECTORS

       NAME                                  POSITION
       ----                                  --------
Charles W. Berger             Chairman of the Board of Directors, Chief
                                   Executive Officer and President

Weldon D. Bloom               Vice President, North American Sales

Douglas W. Boake              Vice President and General Manager, Pacific, Asia
                                   and Latin America.

Patrick A. Burns              Vice President and General Manager, Video and
                                    Graphics

Dennis J. Dunnigan            Chief Financial Officer

Mary E. Godwin                Vice President, Operations

Keith M. Harris               Vice President and General Manager, Europe

Kevin K. MacGillivray         Vice President and General Manager, Publishing

Gregory M. Millar             Vice President, Research

Michael D. Boich              Director (President and CEO of Rendition, Inc.)

David B. Pratt                Director (Senior Vice President and Co-Chief
                                   Operating Officer of Adobe Systems
                                   Incorporated)

Michael A. McConnell          Director (CEO of Visioneer)

Regis McKenna                 Director (Chairman and CEO, Regis McKenna, Inc.)


                                    FORM 10K

The Company will provide without charge to any shareholder upon request a copy of the Company's Annual Report of Form 10K. Such written request should be made to:

                                  Radius Inc.
                              Investor Relations
                            215 Moffett Park Drive
                          Sunnyvale, California 94089

                                   RADIUS INC.

                             1995 STOCK OPTION PLAN

                          As Adopted December 20, 1995



     1. PURPOSE. The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent, Subsidiaries and Affiliates, by offering them an opportunity to participate in the Company's future performance through awards of stock options. Capitalized terms not defined in the text are defined in Section 19.

     2.   SHARES SUBJECT TO THE PLAN.

          2.1 NUMBER OF SHARES AVAILABLE. Subject to Sections 2.2 and 14, the total number of Shares reserved and available for grant and issuance pursuant to Awards under the Plan shall be Shares, consisting of 850,000 shares, plus the total number of shares authorized for issuance, but not issued or subject to outstanding options, under the Company's 1986 Stock Option Plan (the "Prior Plan") as of the date of shareholder approval of this Plan. Any shares issuable upon exercise of options granted pursuant to the Prior Plan that expire or become unexercisable for any reason after the date of shareholder approval of this Plan without having been exercised in full, shall no longer be available for distribution under the Prior Plan, but shall be available for distribution under this Plan. Subject to Sections 2.2 and 14, Shares shall again be available for grant and issuance in connection with future Awards under the Plan if such Shares cease to be subject to an Award for any reason other than the exercise of such Award.

          2.2 ADJUSTMENT OFSHARES. In the event that the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under the Plan and (b) the Exercise Prices of and number of Shares subject to outstanding Awards shall be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; PROVIDED, HOWEVER, that fractions of a Share shall not be issued but shall either be paid in cash at Fair Market Value or shall be rounded up to the nearest Share, as determined by the Committee.

     3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. NQSOs (as defined in Section 5 below) may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent, Subsidiary or Affiliate of the Company; PROVIDED such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. A person may be granted more than one Award under the Plan. No "Named Executive Officer" (as that term is defined in Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act) shall be eligible to receive more than 1,000,000 shares at any time during the term of this Plan pursuant to the grant of Awards hereunder.

     4.   ADMINISTRATION.

          4.1 COMMITTEE AUTHORITY. The Plan shall be administered by the Committee. Subject to the general purposes, terms and conditions of the Plan, the Committee shall have full power to implement and carry out the Plan. The Committee shall have the authority to:

     (a) construe and interpret the Plan, any Stock Option Agreement and any other agreement or document executed pursuant to the Plan;

     (b) prescribe, amend and rescind rules and regulations relating to the Plan;

     (c)  select persons to receive Awards;

     (d)  determine the form and terms of Awards;

     (e)  determine the number of Shares subject to Awards;

     (f) determine whether Awards will be granted in replacement of, or as alternatives to, other Awards under the Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate of the Company;

     (g)  grant waivers of Plan or Award conditions;

     (h)  determine the vesting and exercisability of Awards;

     (i) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Stock Option Agreement;

     (j) determine the disposition of Awards in the event of a Participant's divorce or dissolution of marriage; and

     (k) make all other determinations necessary or advisable for the administration of the Plan.

          4.2 COMMITTEE DISCRETION. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under the Plan to Participants who are not Insiders of the Company.

          4.3 EXCHANGE ACT REQUIREMENTS. If two or more members of the Board are Outside Directors, the Committee shall be comprised of at least two members of the Board, all of whom are Outside Directors and Disinterested Persons. The Company will take appropriate steps to comply with the disinterested director requirements of Section 16(b) of the Exchange Act, including but not limited to, the appointment by the Board of a Committee consisting of not less than two persons (who are members of the Board), each of whom is a Disinterested Person. It is the intent of the Company that the Plan and Awards hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be Insiders, satisfies the applicable requirements of Rule 16b-3 (or its successor) of the Exchange Act. If any provision of the Plan or of any Award would otherwise conflict with the intent expressed in this Section 4.3, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

     5. STOCK OPTIONS. The Committee may grant Awards to eligible persons and shall determine whether such Awards shall be Incentive Stock Options within the meaning of the Code ("ISOS") or Nonqualified Stock Options ("NQSOS"), the number of Shares subject to the Award, the Exercise Price of the Award, the period during which the Award may be exercised, and all other terms and conditions of the Award, subject to the following:

          5.1 FORM OF OPTION GRANT. Each Award granted under the Plan shall be evidenced by a Stock Option Agreement which shall expressly identify the Award as an ISO or NQSO, and be in such form and contain such provisions (which need not be the same for each Participant) as the Committee shall from time to time approve, and which shall comply with and be subject to the terms and conditions of the Plan.

          5.2 DATE OF GRANT. The date of grant of an Award shall be the date on which the Committee makes the determination to grant such Award, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of the Plan will be delivered to the Participant within a reasonable time after the granting of the Award.

          5.3 EXERCISE PERIOD. Awards shall be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement; PROVIDED, HOWEVER, that no Award shall be exercisable after the expiration of ten (10) years from the date the Award is granted; and PROVIDED FURTHER that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company ("TEN PERCENT SHAREHOLDER") shall be exercisable after the expiration of five (5) years from the date the Award is granted. The Committee also may provide for Awards to become exercisable at one time or from time to time, periodically or otherwise, in such number or percentage as the Committee determines.

          5.4 EXERCISE PRICE. The Exercise Price shall be determined by the Committee when the Award is granted and shall be not less than 50% of the Fair Market Value of the Shares on the date of grant; PROVIDED, that (i) the Exercise Price of an ISO shall be not less than 100% of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 6 of the Plan.

          5.5 METHOD OF EXERCISE. Awards may be exercised only by delivery to the Company of a written exercise agreement (the "EXERCISE AGREEMENT") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

          5.6 TERMINATION. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Award shall always be subject to the following:

     (a) If the Participant is Terminated for any reason except death or Disability, then Participant may exercise such Participant's Awards only to the extent that such Awards would have been exercisable upon the Termination Date and for the period of time after the Termination Date that is specified by the Committee, not to exceed five years. In the event that the Committee fails to specify such a time period, such Awards may be exercised no later than thirty (30) days after the Termination Date. However, in no event may such Awards be exercised after the expiration date of the Awards.

     (b) If the Participant is terminated because of death or Disability (or the Participant dies within the period of time that is specified by the Committee for the exercise of Participant's Awards following such termination or within Thirty (30) days of such termination if the Committee failed to otherwise specify the time period, as described in
          Section 5.6(a), above), then Participant's Awards may be exercised only to the extent that such Awards would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date in the case of disability or death (or such longer time period not exceeding five years as may be determined by the Committee), but in any event no later than the expiration date of the Awards.

          5.7 LIMITATIONS ON EXERCISE. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Award; PROVIDED that such minimum number will not prevent Participant from exercising the Award for the full number of Shares for which it is then exercisable.

          5.8 LIMITATIONS ON ISOS. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or under any other incentive stock option plan of the Company or any Affiliate, Parent or Subsidiary of the Company) shall not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Awards for the first $100,000 worth of Shares to become exercisable in such calendar year shall be ISOs and the Awards for the amount in excess of $100,000 that become exercisable in that calendar year shall be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of the Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be automatically incorporated herein and shall apply to any Awards granted after the effective date of such amendment.

          5.9 MODIFICATION, EXTENSION OR RENEWAL. The Committee may modify, extend or renew outstanding Awards and authorize the grant of new Awards in substitution therefor; PROVIDED that any such action may not, without the written consent of Participant, impair any of Participant's rights under any Award previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code. The Committee may reduce the Exercise Price of outstanding Awards without the consent of Participants affected by a written notice to them; PROVIDED, HOWEVER, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 of the Plan for Awards granted on the date the action is taken to reduce the Exercise Price.

          5.10 NO DISQUALIFICATION. Notwithstanding any other provision in the Plan, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under
Section 422 of the Code.

     6. PAYMENT FOR SHARE PURCHASES. Payment for Shares purchased pursuant to the Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

     (a)  by cancellation if indebtedness of the Company to the Participant;

     (b) by surrender of Shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such Shares); or (2) were obtained by Participant in the public market;

     (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Section 483 and 1274 of the Code; PROVIDED, HOWEVER, that Participants who are not employees of the Company shall not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares; PROVIDED, FURTHER, that the portion of the Purchase Price equal to the par value of the Shares, if any, must be paid in cash.

     (d) by waiver of compensation due or accrued to Participant for services rendered;

     (e)  by tender of property;

     (f)  provided that a public market for the Company's stock exists:

          (1) through a "same day sale" commitment from Participant and a broker-dealer that is a member of the National Association of Securities Dealers (a "NASD DEALER") whereby the Participant irrevocably elects to exercise the Award and to sell a portion of the Shares so purchased in order to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

          (2) through a "margin" commitment from Participant and a NASD Dealer whereby Participant irrevocably elects to exercise the Award and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or

     (g)  by any combination of the foregoing.

     7.   WITHHOLDING TAXES.

          7.1 WITHHOLDING GENERALLY. Whenever Shares are to be issued in satisfaction of Awards granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under the Plan, payments in satisfaction of Awards are to be made in cash, such payment shall be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

          7.2 STOCK WITHHOLDING. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined (the "TAX DATE"). All elections by a Participant to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Committee and shall be subject to the following restrictions:

     (a)  the election must be made on or prior to the applicable Tax Date;

     (b) once made, then except as provided below, the election shall be irrevocable as to the particular Shares as to which the election is made;

     (c) all elections shall be subject to the consent or disapproval of the Committee;

     (d)  if the Participant is an Insider and if the Company is subject to
          Section 16(b) of the Exchange Act: (1) the election may not be made within six (6) months of the date of grant of the Award, except as otherwise permitted by SEC Rule 16b-3(e) under the Exchange Act, and
          (2) either (A) the election to use stock withholding must be irrevocably made at least six (6) months prior to the Tax Date (although such election may be revoked at any time at least six (6) months prior to the Tax Date) or (B) the exercise of the Award or election to use stock withholding must be made in the ten (10) day period beginning on the third day following the release of the Company's quarterly or annual summary statement of sales or earnings; and

     (e) in the event that the Tax Date is deferred until six (6) months after the delivery of Shares under Section 83(b) of the Code, the Participant shall receive the full number of Shares with respect to which the exercise occurs, but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

     8.   PRIVILEGES OF STOCK OWNERSHIP.

          8.1 VOTING AND DIVIDENDS. No Participant shall have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant shall be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

          8.2 FINANCIAL STATEMENTS. The Company shall provide financial statements to each Participant annually during the period such Participant has Awards outstanding; PROVIDED, HOWEVER, the Company shall not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

     9. TRANSFERABILITY. Subject to Section 4.1(j), Awards granted under the Plan, and any interest therein, shall not: (a) be transferable or assignable by the Participant, (b) be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as consistent with the specific Plan and Stock Option Agreement provisions relating thereto or (c) during the lifetime of the Participant, be exercisable by anyone other than the Participant, and any elections with respect to an Award, may be made only by the Participant.

     10. CERTIFICATES. All certificates for Shares or other securities delivered under the Plan shall be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed.

     11. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award shall not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

     12. NO OBLIGATION TO EMPLOY. Nothing in the Plan or any Award granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

     13. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant shall agree.

     14.  CORPORATE TRANSACTIONS.

          14.1 ASSUMPTION OR REPLACEMENT OF AWARDS BY SUCCESSOR. In the event of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company and the Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption shall be binding on all Participants),
(b) a dissolution or liquidation of the Company, (c) the sale of substantially all of the assets of the Company, or (d) any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Code wherein the shareholders of the Company give up all of their equity interest in the Company (EXCEPT for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company), any or all outstanding Awards may be assumed or replaced by the successor corporation (if any), which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.

          In the event such successor corporation (if any) refuses to assume or substitute Options, as provided above, pursuant to a transaction described in this Subsection 14.1, such Options shall accelerate and become exercisable in full at least ten days prior to and shall expire on the consummation of such event at such times and on such conditions as the Board shall determine.

          14.2 OTHER TREATMENT OF AWARDS. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 14, in the event of the occurrence of any transaction described in Section 14.1, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other "corporate transaction."

          14.3 ASSUMPTION OF AWARDS BY THE COMPANY. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company's award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (EXCEPT that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to
Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

     15. ADOPTION AND SHAREHOLDER APPROVAL. The Plan shall become effective on the date that it is adopted by the Board (the "EFFECTIVE DATE"). The Plan shall be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve months before or after the Effective Date. Upon the Effective Date, the Board may grant Awards pursuant to the Plan; PROVIDED, HOWEVER, that: (a) no Award may be exercised prior to initial shareholder approval of the Plan; and (b) no Award granted pursuant to an increase in the number of Shares approved by the Board shall be exercised prior to the time such increase has been approved by the shareholders of the Company. For so long as and whenever the Company is subject to Section 16(b) of the Exchange Act, the Company will comply with the requirements of Rule 16b-3 (or its successor), as amended, with respect to shareholder approval.

     16. TERM OF PLAN. The Plan will terminate ten (10) years from the Effective Date or, if earlier, the date of shareholder approval.

     17. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend the Plan in any respect, including without limitation amendment of any form of Stock Option Agreement or instrument to be executed pursuant to the Plan; PROVIDED, HOWEVER, that the Board shall not, without the approval of the shareholders of the Company, amend the Plan in any manner that requires such shareholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans or pursuant to the Exchange Act or Rule 16b-3 (or its successor), as amended, thereunder; PROVIDED, FURTHER, that no amendment may be made to outstanding Awards without the consent of the Participant.

     18. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board, the submission of the Plan to the shareholders of the Company for approval, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     19. DEFINITIONS. As used in the Plan, the following terms shall have the following meanings:

          "AFFILIATE" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

          "AWARD" means an award of an option to purchase Shares.

          "STOCK OPTION AGREEMENT" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

          "BOARD" means the Board of Directors of the Company.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMITTEE" means the committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board.

          "COMPANY" means Radius Inc., a corporation organized under the laws of the State of California, or any successor corporation.

          "DISABILITY" means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

          "DISINTERESTED PERSON" means a director who has not, during the period that person is a member of the Committee and for one year prior to service as a member of the Committee, been granted or awarded equity securities pursuant to the Plan or any other plan of the Company or any Parent, Subsidiary or Affiliate of the Company, except in accordance with the requirements set forth in Rules as promulgated by the SEC under Section 16(b) of the Exchange Act, as such Rules are amended from time to time and as interpreted by the SEC.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXERCISE PRICE" means the price at which a holder of an Award may purchase the Shares issuable upon exercise of the Award.

          "FAIR MARKET VALUE" means the value of a share of the Company's Common Stock determined as follows:

     (a) if such Common Stock is then quoted on the Nasdaq National Market the closing price on the Nasdaq National Market System, or, if no such reported sale takes place on such date, the closing price on the next preceding trading date on which a reported sale occurred;

     (b) if such Common Stock is publicly traded and is then listed on a national securities exchange, the closing price or, if no reported sale takes place on such date, the closing price on the next preceding trading day on which a reported sale occurred;

     (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported by THE WALL STREET JOURNAL, for the over-the-counter market; or

     (d)  if none of the foregoing is applicable, by the Board in good faith.

          "INSIDER" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to Section 16 of the Exchange Act.

          "OUTSIDE DIRECTOR" means any outside director as defined in Section 162(m) of the Code and the regulations issued thereunder.

          "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Award under the Plan, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          "PARTICIPANT" means a person who receives an Award under the Plan.

          "PLAN" means this Radius Inc. 1995 Stock Option Plan, as amended from time-to-time.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SHARES" means shares of the Company's Common Stock, no par value, reserved for issuance under the Plan, as adjusted pursuant to Sections 2 and 14, and any successor security.

          "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          "TERMINATION" or "TERMINATED" means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser, to the Company or a Parent, Subsidiary or Affiliate of the Company, except in the case of sick leave, military leave, or any other leave of absence approved by the Committee; PROVIDED, that such leave is for a period of not more than ninety
(90) days, or reinstatement upon the expiration of such leave is guaranteed by contract or statute. The Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "TERMINATION DATE").

PROXY

                                     RADIUS INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Radius Inc., a California corporation (the "Company"), appoints Howard M. Freedland with full power to appoint a substitute, as the undersigned's proxy to vote and otherwise represent all shares of the Company's stock held by the undersigned at the Company's Annual Meeting of Shareholders to be held at the Company at 215 Moffett Park Drive, Sunnyvale, California 94089 on February 21, 1996 at 11:00 a.m., and at any continuations or adjournments thereof, as specified below upon the following proposals and in his discretion upon such other matters as may properly come before the meeting.


                                                              See Reverse Side

-----
  X    PLEASE MARK YOUR CHOICES LIKE THIS
-----

1. Election of Directors: Charles W. Berger, Michael D. Boich, Regis McKenna and David B. Pratt

FOR all nominees listed (except as marked)

/ /

WITHHOLD AUTHORITY to vote for all nominees

/ /

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name.)


2.   Proposal to adopt the 1995 Stock Option Plan

FOR       AGAINST        ABSTAIN

/ /        / /            / /

3.   Appointment of Ernst & Young L.L.P. as independent auditors for fiscal
     1996.

/ /        / /            / /


Please date and sign exactly as name appears hereon. When signing as attorney, personal representative, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.


Signature(s)                                                      Date
            -----------------------------------------------           ----------
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.